Exhibit 10.12

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

by and among

TENCENT MUSIC ENTERTAINMENT GROUP,

TENCENT MUSIC ENTERTAINMENT HONG KONG LIMITED,

SPOTIFY TECHNOLOGY S.A.

and

SPOTIFY AB

DATED AS OF DECEMBER 8, 2017

i

EXHIBITS

EXHIBIT A	Form of Spotify Investor Agreement
EXHIBIT B	Form of TME Investor Agreement
EXHIBIT C	Form of Restated Articles
EXHIBIT D	Form of Shareholders Agreement
EXHIBIT E	Form of Cayman Islands Counsel Legal Opinion
EXHIBIT F	Form of Closing Certificate of TME
EXHIBIT G	Form of Luxembourg Counsel Legal Opinion
EXHIBIT H	Form of Closing Certificate of Spotify

Index of Defined Terms

2015&2016 TME Financial Statements	19
Acquired Spotify Shares	12
Acquired TME Shares	11
Affiliate	2
Agreement	1
Anticorruption Laws	2
Audited Spotify Financial Statements	28
Basket	39
beneficial owner	2
beneficial ownership	2
beneficially own	2
Beneficiary Certificates	3
Business Day	3
Change in Recommendation	34
Closing	12
Closing Date	12
Confidentiality Agreement	35
Contract	3
Control Document	18
Control Documents	18
Convertible Notes	3
De Minimis Amount	39
Direct Claim	42
Effect	8
Enforceability Limitations	15
EUR or €	3
Exchange Act	3
Expert	43
Fully Diluted	3
Fundamental Representations	38
Governing Documents	4
Government Official	4
Governmental Body	5
Governmental Consent	17
ICC	48
IFRS	5
Indemnified Party	5
Indemnifying Party	5
Injunction	36
Intellectual Property Rights	5
Interim TME Financial Statements	19
Knowledge of Spotify	5
Knowledge of TME	5
Law	5
Lien	5
Losses	5
Losses Estimate	42

OFAC	6
OFAC Sanctioned Person	6
OFAC Sanctions	6
Open Source Software	6
Order	6
Ordinary Course of Business	6
Other Transaction Agreements	1
Participation Rights Issuance	14
Parties	1
Party	1
Per Share Value	43
Per TME Share Price	11
Permits	6
Permitted Lien	6
Person or person	7
PRC	7
Related Party	7
Representatives	7
Required Shareholder Approval	7
Required Shareholders	8
Restated Articles	8
S InSpotify Indemnified Party	38
SAFE	22
SDN List	6
Secretary	6
Securities Act	8
Shareholders Agreement	8
Significant Subsidiary	8
Spotify	1
Spotify AB	1
Spotify Agent	31
Spotify Business	8
Spotify Disclosure Letter	25
Spotify Financial Statements	28
Spotify Group Companies	8
Spotify Investor Agreement	1
Spotify Material Adverse Effect	8
Spotify Parties	1
Spotify Securities	9
Spotify Shares	9
Spotify Shares Issuance	12
Spotify Shares Purchase Price	12
Spotify Termination Date	45
Spotify Top-Up Options	9
Subsidiary	9
Tax	9
Tax Benefit	40

v

Tax Return	10
Taxes	9
Taxing Authority	10
Tencent Hong Kong	2
Tencent Hong Kong Secondary Purchase	2
Third Party Claim	41
TME	1
TME Agent	23
TME Board Recommendation	15
TME Business	10
TME Disclosure Letter	14
TME Equity Offering	10
TME Financial Statements	19
TME Group Companies	10
TME Hong Kong	1
TME Indemnified Party	39
TME Investor Agreement	1

TME Label Agreements	10
TME Material Adverse Effect	10
TME Parties	1
TME Securities	10
TME Shareholders Meeting	34
TME Shares	11
TME Shares Issuance	11
TME Shares Purchase Price	11
TME Termination Date	45
Top-Up TME Shares	14
U.S. Dollars or $	11
U.S. GAAP	11
U.S. Person	11
Unaudited Spotify Financial Statements	28
Voting Agreement	1
Willful Breach	11

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of December 8, 2017, by and among Tencent Music Entertainment Group, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“TME”), Tencent Music Entertainment Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned Subsidiary of TME (“TME Hong Kong” and, together with TME, the “TME Parties”), Spotify Technology S.A., a public limited company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 42-44 avenue de la Gare, L-1610 Luxembourg, and registered with the Luxembourg Trade and Companies Register under number B 123 052 (“Spotify”), and Spotify AB, a corporation incorporated under the laws of Sweden and a wholly-owned Subsidiary of Spotify (“Spotify AB” and, together with Spotify, the “Spotify Parties”). Each of the TME Parties and the Spotify Parties is sometimes referred to herein, individually, as a “Party” and, collectively with the other Parties, as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, TME desires to issue to Spotify AB, and Spotify AB desires to subscribe for, the Acquired TME Shares;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Spotify desires to issue to TME Hong Kong, and TME Hong Kong desires to subscribe for, the Acquired Spotify Shares;

WHEREAS, upon consummation of the issuance by TME to Spotify AB of the Acquired TME Shares, the Parties intend to enter into an Investor Agreement in the form attached as Exhibit A hereto (the “Spotify Investor Agreement”), which sets out the Parties’ respective rights and obligations with respect to Spotify AB’s investment in TME;

WHEREAS, upon consummation of the issuance by Spotify to TME Hong Kong of the Acquired Spotify Shares, the Parties intend to enter into an Investor Agreement in the form attached as Exhibit B hereto (the “TME Investor Agreement”), which sets out the Parties’ respective rights and obligations with respect to TME Hong Kong’s investment in Spotify;

WHEREAS, concurrently with the execution of this Agreement, Spotify has entered into a Voting and Support Agreement, dated as of the date hereof (the “Voting Agreement” and, together with the Spotify Investor Agreement and the TME Investor Agreement, the “Other Transaction Agreements”), with TME and certain shareholders of TME, pursuant to which, subject to the terms thereof, the shareholders of TME which are parties thereto have agreed, among other things to vote the TME Shares held by them in favor of the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles and to execute and deliver the Shareholders Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement, TME intends to declare a distribution to its existing shareholders of a total of 255,185,879 TME Shares (the “TME Shares Distribution”) and, after giving effect to the waiver by Min River Investment Limited (“Min River”) and Spotify AB of their respective rights to participate in the TME Shares Distribution, intends to distribute a total of 88,726,036 TME Shares to the shareholders of TME (other than Min River and Spotify AB) in the TME Shares Distribution (the “Distribution to Other Shareholders”);

WHEREAS, following the consummation of the transactions contemplated by this Agreement, TME Hong Kong will transfer to Image Frame Investment (HK) Limited, a company incorporated under the laws of Hong Kong and a wholly-owned Subsidiary of Tencent Holdings Limited (“Tencent Hong Kong”), a certain portion of the Acquired Spotify Shares; and

WHEREAS, in connection with the transactions contemplated by this Agreement, Tencent Hong Kong intends to purchase from one or more holders of the Convertible Notes additional Spotify Shares, which will be issued to such holder(s) upon conversion of, or in exchange for, a portion of the Convertible Notes held by such holder(s) (such purchase, the “Tencent Hong Kong Secondary Purchase”).

NOW THEREFORE, in consideration of the mutual representations, warranties, agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

For purposes of this Agreement, capitalized terms used herein but not defined elsewhere in this Agreement shall have the meanings set forth in this Article I.

“Affiliate” of any Person shall mean, as of any date, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (i) none of the Spotify Parties or any of their respective Affiliates shall be deemed to be an Affiliate of the TME Parties or any of their respective Affiliates, and (ii) none of the TME Parties or any of their respective Affiliates shall be deemed to be an Affiliate of the Spotify Parties or any of their respective Affiliates.

“Anticorruption Laws” shall mean Laws governing bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)), the UK Bribery Act 2010 and the anti-bribery and anticorruption Laws in the PRC (including the Criminal Law and Anti-Unfair Competition Law of the PRC).

“beneficial owner” and words of similar import (including “beneficially own” and “beneficial ownership”) shall have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act (or any comparable successor rule thereto).

“Beneficiary Certificates” shall mean any beneficiary certificates issued or to be issued by Spotify pursuant to the articles of association of Spotify and giving the holder(s) thereof additional voting power (without any economic rights attached thereto) in Spotify.

“Business Day” shall mean any day of the year other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York City, New York, United States of America, London, United Kingdom, Stockholm, Sweden, Luxembourg, Grand Duchy of Luxembourg, Hong Kong S.A.R., Shenzhen, PRC or the Cayman Islands are closed for business.

“Contract” shall mean any written or, if binding, oral contract, lease, easement, license, contract, commitment, agreement, arrangement or understanding (other than any Permits).

“Convertible Notes” shall mean the Convertible Senior Notes issued by Spotify on April 1, 2016 with an aggregate original principal amount of US$1 billion.

“EUR” or “€” shall mean the currency of the European Union.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted” shall mean, with respect to the share capital of TME or Spotify, as applicable, the sum of (i) all shares of capital stock of such Person issued and outstanding as of the Closing, plus (ii) all shares of capital stock of such Person issuable upon exercise of all options, warrants and other rights to purchase or otherwise acquire shares of capital stock of such Person granted, issued and outstanding as of the Closing, plus (iii) all shares of capital stock issuable upon conversion, exchange or exercise of any securities of such Person that are convertible into, exchangeable or exercisable for shares of capital stock of such Person granted, issued and outstanding as of the Closing, and plus (iv) all restricted shares of such Person granted, issued and outstanding as of the Closing; provided, however, that (A) with respect to any convertible debt securities of such Person, the shares of capital stock issuable upon conversion of such securities shall be included in the calculation of the Fully Diluted share capital of such Person if the price per share of capital stock of such Person into which such securities are convertible as of the Closing (regardless of whether such securities are convertible at that time) is greater than or equal to the applicable conversion price of such securities, in which case the number of shares of capital stock to be included in the calculation of the Fully Diluted share capital of such Person in respect of such convertible debt securities will be calculated by dividing the total principal amount (plus any accrued payment-in-kind interest) of such securities by the applicable conversion price and (B) with respect to any options or warrants of such Person, the number of shares of capital stock of such Person to be included in the calculation of the Fully Diluted share capital in respect of such options or warrants shall be the product of (x) a fraction, the numerator of which is the excess (if any) of the price per share of capital stock of such Person as of the Closing over the weighted average exercise price per share of capital stock of such Person as of the Closing for all such options and warrants (regardless of whether such options and/or warrants are exercisable at that time), and the denominator of which is the price per share of capital stock of such Person as of the Closing and (y) the total number of shares of capital stock of such Person issuable upon exercise of all such options and warrants; provided, further, that with respect to Spotify, neither the Spotify Top-Up Options, nor the Convertible Notes (including any accrued payment-in-kind interest), nor any Beneficiary Certificates shall be included for purposes of calculating the Fully Diluted share capital of Spotify. Notwithstanding anything to the contrary, solely for the purposes of the calculation of the Fully Diluted share capital of Spotify as of the Closing, the price per share of capital stock of Spotify as of the Closing and the number of Acquired Spotify Shares under this Agreement, the Spotify Shares Purchase Price shall be equal to the TME Shares Purchase Price. For purposes of this definition, (1) the price per share of capital stock of TME as of the Closing shall be equal to the Per TME Share Price and (2) the price per share of capital stock of Spotify as of the Closing shall be calculated by dividing the Spotify Shares Purchase Price by the total number of Acquired Spotify Shares. For illustrative purposes, Article I of each of the TME Disclosure Letter and the Spotify Disclosure Letter sets forth an agreed sample calculation, as of the dates specified therein, of the Fully Diluted share capital of TME, the number of Acquired TME Shares, the Fully Diluted share capital of Spotify, the number of the Acquired Spotify Shares and the price per share of capital stock of Spotify; provided, that such sample calculation is provided for reference only and shall not constitute any representation, warranty or covenant of any Party (for the avoidance of doubt, such sample calculation in Article I of the respective disclosure letters is intended solely to assist the Parties in calculating any of the foregoing amounts at the time of Closing and shall not be deemed to supplement, modify or supersede any of the provisions of this Agreement, including Article II). For purposes of calculating the Fully Diluted share capital of TME under this Agreement (including, as of the dates specified therein, in the sample calculation and as of the Closing), the Parties agree that the total number of shares of capital stock of TME to be included in the calculation of the Fully Diluted share capital of TME with respect to the options referred to as “Ultimate Options” in Article I of each of the TME Disclosure Letter and the Spotify Disclosure Letter shall be 8,589,474, which number is based on the good faith estimate of TME as of the date hereof; provided, however, that if, as of the Closing, the total number of shares of capital stock of TME issuable upon exercise of such Ultimate Options exceeds 10,736,843, then the total number of shares of capital stock of TME to be included in the calculation of the Fully Diluted share capital of TME with respect to such Ultimate Options shall be determined in accordance with clause (B) of this definition of “Fully Diluted” (it being understood and agreed that (x) the number of shares of capital stock of TME issuable upon exercise of such Ultimate Options as finally determined pursuant to the terms and conditions of the Contracts relating to such Ultimate Options may not be 8,589,474 but will also not exceed 10,736,843, and (y) in the event that the finally determined number of shares of capital stock of TME issuable upon exercise of such Ultimate Options is not 8,589,474, so long as such number does not exceed 10,736,843, neither the number of the Acquired TME Shares nor the number of the Acquired Spotify Shares, in each case, as finally determined as of the Closing Date, shall change, and no Party shall incur any liability under this Agreement, as a result of such difference).

“Governing Documents” of any Person shall mean the memorandum of association, articles of association, articles of organization, business license, certificate of incorporation or formation or organization, bylaws, partnership agreement, limited partnership agreement, limited liability company agreement or other operating agreement, shareholders’ agreement or other similar governing documents of such Person or relating to the shares of capital stock of such Person.

“Government Official” shall mean any current or former official, officer, employee or representative, or any Person acting in an official capacity for or on behalf, of any Governmental Body or any political party, or any candidate for political office.

“Governmental Body” shall mean any foreign, domestic, multinational, federal, territorial, state or local government or governmental authority, quasi-governmental authority, government owned or government controlled (in whole or in part) enterprise, public international organization (such as the United Nations or the Red Cross), regulatory body, court, tribunal, commission, board, bureau, agency, instrumentality, or any regulatory, administrative or other department, or agency, or any political or other subdivision of any of the foregoing.

“IFRS” shall mean the International Financial Reporting Standards promulgated by the International Accounting Standards Board as in effect from time to time.

“Indemnified Party” shall mean either a Spotify Indemnified Party or a TME Indemnified Party, as the context requires.

“Indemnifying Party” shall mean either TME or Spotify, as the context requires.

“Intellectual Property Rights” shall mean inventions, patents, trade secrets, copyrights (including copyright in software), trademarks, service marks and domain names, in each case, whether registered or unregistered.

“Knowledge of Spotify” shall mean the actual knowledge of Daniel Ek and Barry McCarthy, after due inquiry with the relevant individuals with respect to the matters in question.

“Knowledge of TME” shall mean the actual knowledge of Kar Shun Cussion Pang, James Gordon Mitchell, Min Hu, and Brent Richard Irvin, after due inquiry with the relevant individuals with respect to the matters in question.

“Law” shall mean any law, statute, code, regulation, ordinance or rule, in each case, enacted or promulgated by any Governmental Body, or any Order or other legally enforceable requirement of a Governmental Body, in each case, as amended, restated, supplemented or modified from time to time.

“Lien” shall mean any mortgage, lien, deed of trust, pledge, charge, hypothecation, security interest, easement, encumbrance, encroachment, servitude, option, right of first refusal, right of first offer, adverse ownership claim, restriction on transfer of title or voting or similar restrictions, whether imposed by Contract, Law, equity or otherwise, except for (i) restrictions on transfer generally arising under applicable securities Laws, (ii) with respect to any Lien on the Acquired TME Shares, the Top-Up TME Shares or Acquired Spotify Shares, as applicable, the restrictions set forth in the Spotify Investor Agreement and the TME Investor Agreement, respectively, and (iii) Permitted Liens.

“Losses” shall mean any and all damages, losses, liabilities, obligations, responsibilities, encumbrances, penalties, payments, judgments, awards, settlements, claims, demands, taxes, assessments, fines, interest, costs, fees and expenses (including reasonable attorneys’ fees and disbursements and all amounts paid in investigation, preparation, defense, settlement or collection of any of the foregoing); provided, however, that Losses shall not include punitive or exemplary damages or any incidental or consequential damages, lost profits or other similar damages or losses, except to the extent such damages or losses are awarded to or recovered by a third party in connection with a Third Party Claim; provided, further, that Losses shall not be limited to matters asserted by third parties against any Person entitled to be indemnified pursuant to Article VII, but shall include any and all Losses incurred or suffered by such Person in the absence of a Third Party Claim and shall take into account such Person’s ownership or investment in TME or Spotify, as applicable, including any Loss or diminution in value thereof (it being understood that such Person shall be precluded from seeking to argue that the amount of Losses indemnifiable hereunder shall be subject to the application of a multiple of any relevant financial measure).

“OFAC Sanctioned Person” shall mean any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a U.S. Person from engaging in transactions, and includes any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than governments and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

“OFAC Sanctions” shall mean any sanctions program administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“Open Source Software” shall mean software that is distributed as “free software,” “open source software,” “copy left,” or under substantially similar licensing and distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Common Public License (CPL), BSD Licenses, MIT and Apache Licenses.

“Order” shall mean any award, decision, decree, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, entered into or rendered by any Governmental Body.

“Ordinary Course of Business” shall mean the ordinary course of business for a business such as the Spotify Business or the TME Business, as applicable.

“Permits” shall mean licenses, concessions, authorizations, certificates, variances, permits, approvals, franchises, exemptions, clearances, consents, authorizations and other rights issued by any Governmental Body.

“Permitted Lien” shall mean, with respect to any Person, (i) Liens for which (and to the extent) adequate reserves (as determined in accordance with the accounting principles and standards applicable to such Person) have been established on the latest balance sheet of such Person included in the Interim TME Financial Statements or the Unaudited Spotify Financial Statements, as applicable; (ii) Liens imposed by any Governmental Body for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves (as determined in accordance with the accounting principles and standards applicable to such Person) have been established on the latest balance sheet of such Person included in the Interim TME Financial Statements or the Unaudited Spotify Financial Statements, as applicable, (iii) Liens with respect to any leased or owned real property which does not, or will not, individually or in the aggregate, materially interfere with the use or ownership of such real property, (iv) Liens incurred in connection with hedging and similar arrangements in the Ordinary Course of Business, (v) Liens incurred by such Person in connection with pledges or deposits in respect of workers’ compensation, unemployment insurance and other social security legislation in the Ordinary Course of Business of such Person, (vi) deposits by such Person to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business of such Person, (vii) Liens incurred by such Person securing obligations or liabilities of such Person which do not impair the continued use of the assets, rights or properties of such Person and (viii) Liens imposed by, or arising under, the Control Documents.

“Person” or “person” shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Body or other entity.

“PRC” shall mean the People’s Republic of China, and for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Related Party” shall mean (i) with respect to Spotify, (A) any Affiliate of Spotify (other any Subsidiary of Spotify), (B) any equityholder who holds more than five percent (5%) of the equity interests of, or any officer, employee, manager or director of, any Affiliate of Spotify (other than any Subsidiary of Spotify), (C) any equityholder (other than Spotify or any of its Subsidiaries) who holds more than five percent (5%) of the equity interests in, or any officer, employee, manager or director of, any of the Spotify Group Companies or (D) any immediate family member of any of the foregoing and (ii) with respect to TME, (A) any Affiliate of TME (other any Subsidiary of TME), (B) any equityholder who holds more than five percent (5%) of the equity interests of, or any officer, employee, manager or director of, any Affiliate of TME (other than any Subsidiary of TME), (C) any equityholder (other than TME or any of its Subsidiaries) who holds more than five percent (5%) of the equity interests in, or any officer, employee, manager or director of, any of the TME Group Companies or (D) any immediate family member of any of the foregoing.

“Representatives” shall mean, with respect to any Person, such Person’s directors, managers, officers, employees and advisors (including financial advisors, attorneys, accountants and consultants); provided, however, that for the avoidance of doubt (i) a shareholder, member, partner or other equity holder of such Person or (ii) a music record label or other music rights holder, in each case, shall not be deemed, and shall not constitute, a “Representative” for purposes of this Agreement.

“Required Shareholder Approval” shall mean (i) the approval (by vote or written consent) of this Agreement and the transactions contemplated hereby by the holders of at least sixty-six and seven-tenths percent (66.7%) of the issued and outstanding TME Shares and (ii) the adoption of the Restated Articles by special resolution in accordance with the Governing Documents of TME.

“Required Shareholders” shall mean the holders of at least seventy-five percent (75%) of the issued and outstanding TME Shares (which holders must include Min River).

“Restated Articles” shall mean the Third Amended and Restated Memorandum and Articles of Association of TME, substantially in the form attached hereto as Exhibit C, to be adopted by the shareholders of TME on or prior to the Closing Date (it being understood and agreed that the Restated Articles adopted by the shareholders of TME can be different from the form of Exhibit C attached hereto so long as such changes do not adversely affect the rights and obligations of any Spotify Party relative to the Restated Articles in the form of Exhibit C attached hereto or under the Other Transaction Agreements).

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement, substantially in the form attached hereto as Exhibit D, to be entered into by TME and the other parties thereto on or prior to the Closing Date (it being understood and agreed that the Shareholders Agreement entered into by TME and the other parties can be different from the form of Exhibit D attached hereto so long as such changes do not adversely affect the rights and obligations of any Spotify Party relative to the Shareholders Agreement in the form of Exhibit D attached hereto or under the Other Transaction Agreements).

“Significant Subsidiary” shall mean, as of the date of determination, (i) with respect to Spotify, any Subsidiary of Spotify whose total consolidated assets or total consolidated revenue as of the latest quarterly or year-end financial statements are greater than ten percent (10%) of the total assets or ten percent (10%) of the total revenue, as applicable, of Spotify and its Subsidiaries, taken together, at such date, determined in accordance with IFRS and (ii) with respect to TME, any Subsidiary of TME whose total consolidated assets or total consolidated revenue as of the latest quarterly or year-end financial statements are greater than ten percent (10%) of the total assets or ten percent (10%) of the total revenue, as applicable, of TME and its Subsidiaries, taken together, at such date, determined in accordance with U.S. GAAP.

“Spotify Business” shall mean the business of the Spotify Group Companies, as conducted or as proposed to be conducted, in each case, as of the date hereof.

“Spotify Group Companies” shall mean Spotify and its Significant Subsidiaries. Section 1 of the Spotify Disclosure Letter sets forth a complete list of the Spotify Group Companies as of the date of hereof.

“Spotify Material Adverse Effect” shall mean any event, circumstance, occurrence, fact, condition, change, development or effect (each, an “Effect”) that, individually or together with any Effect(s), has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the Spotify Group Companies, taken as a whole, but excluding any Effect arising from (i) general changes in market or industry conditions or the economic or competitive environment in which any Spotify Group Company operates; provided, that any Effect set forth in clause (i) may be taken into account in determining whether a Spotify Material Adverse Effect has occurred if and to the extent such Effect, individually or in the aggregate, has or would reasonably be expected to have a materially disproportionate impact on the Spotify Group Companies, taken as a whole, relative to the other participants in the industries in which the Spotify Group Companies conduct their businesses, or (ii) the first listing of equity securities of Spotify (or a holding company or any Spotify Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar).

“Spotify Securities” shall mean shares of capital stock of Spotify, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of Spotify exercisable, exchangeable or convertible into, or requiring the issuance, allotment or delivery of shares of capital stock of Spotify or granting other rights in respect of shares of capital stock of Spotify, including the Spotify Shares.

“Spotify Shares” shall mean the common shares, €0.025 par value per share, of Spotify.

“Spotify Top-Up Options” shall mean options outstanding as of the date hereof to subscribe for additional Spotify Shares granted (i) together with the issuance of Spotify Shares to certain shareholders of Spotify on December 13, 2012, (ii) together with the issuance of Spotify Shares to certain shareholders of Spotify on December 19, 2013 or January 17, 2014, (iii) together with the issuance of Spotify Shares to certain Persons on April 28, 2015, (iv) together with the issuance of Spotify Shares to certain Persons on June 10, 2015, (v) together with the issuance of Spotify Shares to certain Persons on June 24, 2015, (vi) together with the issuance of Spotify Shares to certain Persons on July 15, 2015; and in each case, together with the related offering of Spotify Shares to the current shareholders of Spotify and, in each case, on the terms and conditions set forth in the form option agreements provided to TME prior to the date hereof and the terms set forth on Section 4.03(a) and Section 4.03(e) of the Spotify Disclosure Letter.

“Subsidiary” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, (i) of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such other Person is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such first Person (including through a “variable interest entity” or similar arrangement), (ii) of which such first Person is the general partner or managing member, or (iii) whose financial results are consolidated with the net revenues of such first Person and are recorded on the books of such first Person for financial reporting purposes in accordance with applicable accounting standards.

“Tax” or “Taxes” shall mean any tax, customs, levies, duties, charges, governmental fee or other like assessment or charge of any kind whatsoever together with any interest, surcharges, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax.

“Tax Return” shall mean all returns, declarations, reports, statements, estimates, information statements and other forms and documents (including all schedules, exhibits, and other attachments thereto and amendments thereof) required to be filed with any Taxing Authority in connection with the calculation, determination, assessment or collection of, any Taxes.

“Taxing Authority ” shall mean any Governmental Body having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“TME Business” shall mean the business of the TME Group Companies, as conducted or as proposed to be conducted, in each case, as of the date hereof.

“TME Equity Offering” shall mean the equity financing proposed by TME on or around the date hereof with respect to an issuance of up to 119,394,895 TME Shares by TME (excluding the Acquired TME Shares).

“TME Group Companies” shall mean TME and its Significant Subsidiaries. Section 1 of the TME Disclosure Letter sets forth a complete list of the TME Group Companies as of the date hereof.

“TME Label Agreements ” shall mean each of (i) Music Services Cooperation Agreement, dated as of October 18, 2016, by and between TME Hong Kong and Warner Music China (Hong Kong) Limited and (ii) 2016 Term Sheet (Digital Content Collaboration Arrangement – for Mainland China), dated as of September 13, 2016 and as amended on December 5, 2017, by and between Tencent Music Entertainment (Shenzhen) Co., Ltd. and Beijing Starbright Technical Services Company Limited.

“TME Material Adverse Effect” shall mean any Effect that, individually or together with any Effect(s), has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the TME Group Companies, taken as a whole, but excluding any effect arising from (i) general changes in market or industry conditions or the economic or competitive environment in which any TME Group Company operates; provided, that any Effect set forth in clause (i) may be taken into account in determining whether a TME Material Adverse Effect has occurred if and to the extent such Effect, individually or in the aggregate, has or would reasonably be expected to have a materially disproportionate impact on the TME Group Companies, taken as a whole, relative to the other participants in the industries in which the TME Group Companies conduct their businesses, or (ii) the first listing of equity securities of TME (or a holding company or any TME Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar).

“TME Securities” shall mean shares of capital stock of TME, warrants, options, convertible securities, exchangeable securities or similar rights or instruments of TME exercisable, exchangeable or convertible into, or requiring the issuance, allotment or delivery of shares of capital stock of TME or granting other rights in respect of shares of capital stock of TME, including the TME Shares.

“TME Shares” shall mean the ordinary shares, $0.000083 par value per share, of TME.

“U.S. Dollars” or “$” shall mean the currency of the United States of America.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“U.S. Person” shall mean any U.S. citizen, permanent resident alien, or entity organized under the laws of the United States (including foreign branches), except that with respect to the Cuban Assets Control Regulations, “U.S. Person” shall also mean any corporation or other entity that is owned or controlled by a U.S. citizen, permanent resident alien, or entity organized under the laws of the United States, without regard to where it is organized or doing business.

“Willful Breach” shall mean a material breach of this Agreement which has resulted from either (i) intentional fraud or (ii) a deliberate act or a deliberate failure to act with actual knowledge at the time of such act or failure to act that the act or failure to act constituted, would or would reasonably be expected to result in, a material breach of this Agreement.

Article II

ISSUANCE AND SUBSCRIPTION OF SHARES

SECTION 2.01    Issuance and Subscription of Acquired TME Shares.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, TME shall issue to Spotify AB, and Spotify AB shall subscribe for, a number of duly authorized, validly issued, fully paid and non-assessable TME Shares that represents, as of the Closing, 8.91616% of the Fully Diluted share capital of TME after giving effect to such issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares, free and clear of all Liens and Permitted Liens (the “Acquired TME Shares”).

(b)    In consideration for the Acquired TME Shares and any Top-Up TME Shares that may be issued in accordance with Section 2.05, at the Closing, Spotify AB shall pay, in the manner set forth in Section 2.04(c), TME an aggregate amount in cash (the “TME Shares Purchase Price”) equal to the product of (i) the total number of the Acquired TME Shares and (ii) $4.0363, representing the cash purchase price per Acquired TME Share (the “Per TME Share Price”); provided, that in no event shall the TME Shares Purchase Price exceed $1,200,000,000 provided, further, that the TME Shares Purchase Price shall not change regardless of whether any Top-Up TME Shares are issuable or issued in accordance with Section 2.05.

(c)    The issuance by TME, and the subscription by Spotify AB, of the Acquired TME Shares pursuant to this Section 2.01 shall be referred to herein as the “TME Shares Issuance.”

SECTION 2.02    Issuance and Subscription of Acquired Spotify Shares.

(a)    Upon the terms and subject to the conditions of this Agreement, at the Closing, Spotify shall issue to TME Hong Kong, and TME Hong Kong shall subscribe for, a number of duly authorized, validly issued, fully paid and non-assessable Spotify Shares that represents, as of the Closing, 4.91706% of the Fully Diluted share capital of Spotify after giving effect to such issuance, free and clear of all Liens and Permitted Liens (the “Acquired Spotify Shares”).

(b)    In consideration for the Acquired Spotify Shares, at the Closing, TME Hong Kong shall pay, in the manner set forth in Section 2.04(c), Spotify an aggregate amount in cash (the “Spotify Shares Purchase Price) equal to the TME Shares Purchase Price. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the purchase price per Acquired Spotify Share implied by the Spotify Shares Purchase Price be less than the par value per Acquired Spotify Share.

(c)    The issuance by Spotify, and the subscription by TME Hong Kong, of the Acquired Spotify Shares pursuant to this Section 2.02 shall be referred to herein as the “Spotify Shares Issuance.”

SECTION 2.03    Closing The consummation of the TME Shares Issuance and the Spotify Shares Issuance (the “Closing”) shall take place on the first Business Day after satisfaction or, to the extent permitted by applicable Law, waiver by the applicable Party of all of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing) or such other date, time(s) or place(s) as the Parties shall mutually agree in writing or as required by applicable Law. For the avoidance of doubt, the consummation of the TME Shares Issuance and the Spotify Shares Issuance shall be deemed to have occurred simultaneously, and the Closing shall not occur if any Party fails to deliver any of the items, agreements, documents or other instruments required under Section 2.04, unless waived in writing by the Party entitled to receive such items, agreements, documents or other instruments. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

SECTION 2.04    Closing Deliverables.

(a)    At the Closing, TME shall deliver (or cause to be delivered) to Spotify AB all of the following:

(i)    an excerpt from the register of members of TME, evidencing Spotify AB’s ownership of the Acquired TME Shares, certified by the registered office provider of TME;

(ii)    a written opinion of the Cayman Islands counsel to TME, dated as of the Closing Date and addressed to Spotify AB in the form attached hereto as Exhibit E;

(iii)    a certificate, dated as of the Closing Date, duly executed by a duly authorized representative of TME and addressed to Spotify AB in the form attached hereto as Exhibit F;

(iv)    the TME Investor Agreement, duly executed by TME Hong Kong, TME, Tencent Hong Kong and Tencent;

(v)    the Spotify Investor Agreement, duly executed by TME and Tencent; and

(vi)    such other documents and instruments as the Parties shall deem reasonably necessary to consummate the transactions contemplated hereby.

(b)    At the Closing, Spotify shall deliver (or cause to be delivered) to TME Hong Kong all of the following:

(i)    an excerpt from the shareholders’ register of Spotify evidencing the registration of TME Hong Kong’s ownership of the Acquired Spotify Shares, certified by representatives of Arendt & Medernach SA or of LWM S.A., in their respective capacities as counsel to Spotify or registered office provider of Spotify, in each case, in Luxembourg, Grand Duchy of Luxembourg;

(ii)    a written opinion of Luxembourg counsel to Spotify, dated as of the Closing Date and addressed to TME Hong Kong in the form attached hereto as Exhibit G;

(iii)    a certificate, dated as of the Closing Date, duly executed by a duly authorized representative of Spotify and addressed to TME Hong Kong in the form attached hereto as Exhibit H;

(iv)    the TME Investor Agreement, duly executed by Spotify, D.G.E. Investments LTD and Rosello Company Limited;

(v)    the Spotify Investor Agreement, duly executed by Spotify and Spotify AB; and

(vi)    such other documents and instruments as the Parties shall deem reasonably necessary to consummate the transactions contemplated hereby.

(c)    The Parties hereby agree that, at the Closing, the TME Shares Purchase Price shall be paid and delivered by Spotify AB to TME, and the Spotify Shares Purchase Price shall be paid and delivered by TME Hong Kong to Spotify, by causing the TME Parties to instruct and direct (and TME Parties hereby so instruct and direct) Spotify AB to pay and deliver an aggregate amount in cash equal to the TME Shares Purchase Price to Spotify by wire transfer of immediately available funds to an account designated by Spotify, which payment shall be deemed to have been made:

(i)    first, by Spotify AB to TME in full satisfaction of the TME Shares Purchase Price;

(ii)    secondly, by TME to TME Hong Kong as a capital contribution, a shareholder loan or a combination thereof; and

(iii)    thirdly, by TME Hong Kong to Spotify in full satisfaction of the Spotify Shares Purchase Price.

SECTION 2.05    Issuance of Top-Up TME Shares If following the Closing, as a result of the TME Equity Offering, TME is required, pursuant to the exercise of contractual participation or similar rights (including any “most-favored nation” rights triggered by the TME Equity Offering), in each case, contained in any TME Label Agreement by any party thereto prior to the later of (i) the date that is six (6) months after the Closing Date and (ii) the date that is one month prior to the completion of the first listing of equity securities of TME (or a holding company or any TME Group Company) on an internationally recognized stock exchange or similar market place of recognized national standing (excluding, for the avoidance of doubt, private secondary markets or similar), to issue, and if TME so issues, any TME Shares under any TME Label Agreement (each such issuance, a “Participation Rights Issuance”), TME shall substantially concurrently with such Participation Rights Issuance issue to Spotify AB that number of additional TME Shares (the “Top-Up TME Shares”) (if any) that, together with the Acquired TME Shares and the aggregate number of Top-Up TME Shares previously issued to Spotify AB pursuant to this Section 2.05 (if any), would represent 8.91616% of the Fully Diluted share capital of TME as of the Closing (after giving effect to such issuance, the issuance(s) of Top-Up TME Shares previously issued to Spotify AB pursuant to this Section 2.05, the TME Shares Issuance and assuming the consummation of the Participation Rights Issuance and the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares); provided, that TME shall not be required to issue Top-Up TME Shares to the extent the aggregate number of the TME Shares issued pursuant to the TME Equity Offering, the Distribution to Other Shareholders and any Participation Rights Issuances is less than 208,120,931 TME Shares (the “TME Issuance Cap”) but shall be required to issue Top-Up TME Shares in respect of any TME Shares issued pursuant to a Participation Rights Issuance if (and solely to the extent that), after giving effect to such Participation Rights Issuance, the total number of TME Shares issued pursuant to the TME Equity Offering, Distribution to Other Shareholders and any Participation Rights Issuances exceeds the TME Issuance Cap; provided, further, that any issuance of TME Shares pursuant to the TME Equity Offering shall not constitute a Participation Right Issuance. Upon the issuance of the Top-Up TME Shares, TME shall deliver to Spotify AB an excerpt from the register of members of TME, evidencing Spotify AB’s ownership of the Top-Up TME Shares, certified by the registered office provider of TME.

Article III

REPRESENTATIONS AND WARRANTIES OF TME

Except as set forth in the correspondingly numbered Sections of the TME Disclosure Letter delivered in connection with this Agreement (the “TME Disclosure Letter”) (provided, however, that disclosure of any fact or item in the TME Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section of this Article III, be deemed disclosed with respect to such other Section of this Article III, but only to the extent that such relevance is reasonably apparent on the face of such disclosure), TME hereby represents and warrants to the Spotify Parties as follows:

SECTION 3.01    Corporate Organization.

(a)    Each TME Group Company is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite company power and authority to own, lease, operate or otherwise use its assets, rights and properties and to conduct its business as it is currently conducted.

(b)    Section 3.01(b) of the TME Disclosure Letter sets forth a true, complete and correct list of each Governing Document of TME to which Spotify or Spotify AB will become subject upon the consummation of the TME Shares Issuance. A true, correct and complete copy of each Governing Document set forth in Section 3.01(b) of the TME Disclosure Letter has been made available to the Spotify Parties by TME.

(c)    None of the TME Group Companies has filed (or has had filed against it) any petition for its winding-up, is insolvent under the Laws of its jurisdiction of organization, or has made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of such TME Group Company. None of the TME Group Companies has initiated any proceedings with respect to a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganization or the winding-up or cessation of the business currently conducted. No receiver or administrative receiver or liquidator has been appointed in respect of any TME Group Company or any of its material properties, rights or assets.

SECTION 3.02    Authority. Each of the TME Parties has all requisite power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements, and subject to receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement by the Required Shareholders, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Agreements, the performance by each of the TME Parties of its obligations hereunder and thereunder and the consummation by each of the TME Parties of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each TME Party (including by the board of directors or similar governing body of such TME Party), and no other corporate or other similar action or proceedings on the part of either TME Party is necessary to authorize and approve the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby, subject to receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement by the Required Shareholders. This Agreement has been, and the Other Transaction Agreements will be, duly and validly executed and delivered by each TME Party, and when executed and delivered by such TME Party (assuming due authorization, execution and delivery by the other parties hereto or thereto), constitute valid and binding obligations of such TME Party, enforceable against such TME Party in accordance with their respective terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect creditors’ rights generally or (ii) principles of equity including legal or equitable limitations on the availability of specific remedies (such limitations in the foregoing clauses (i) and (ii), the “Enforceability Limitations”). The board of directors of TME has resolved to recommend the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles to the shareholders of TME (the “TME Board Recommendation”). The Voting Agreement has been executed and delivered by holders (which holders shall include Min River) of at least seventy-five percent (75%) of the issued and outstanding TME Shares as of the date hereof.

SECTION 3.03    Capitalization.

(a)    Section 3.03(a) of the TME Disclosure Letter sets forth, as of the date hereof, the issued share capital of TME, the number of issued and outstanding TME Securities and, on a collective basis for certain categories of holders of TME Securities, the ownership thereof; provided, however, that the representations set forth in this Section 3.03(a) shall not apply to any Contracts between shareholders to which TME is not a party. TME has no class of shares of capital stock authorized other than the TME Shares. The maximum number of shares of capital stock of TME issuable upon the exercise of the options referred to as “Ultimate Options” in Article I of the TME Disclosure Letter is 10,736,843. The maximum number of TME Shares to be issued pursuant to the TME Equity Offering and the Distribution to Other Shareholders is 208,120,931. In the TME Equity Offering, (i) the price per TME Share offered to any music label right holder, singer or artist will not be lower than US$2.6909 and (ii) the price per TME Share offered to any other investor will not be lower than US$4.0363; provided that the number of TME Shares to be issued in the TME Equity Offering at a price less than $4.0363 will not exceed [●]% of the aggregate number of TME Shares issued in the TME Equity Offering. On the date of this Agreement, TME has received from Min River an executed copy of a waiver (the “Min River Waiver”) by Min River (a copy of which has been provided to Spotify), effective as of the Closing, of Min River’s right to receive TME Shares in the TME Shares Distribution pursuant to the terms of such waiver.

(b)    The shares of the TME Group Companies other than TME are owned as set forth in Section 3.03(b) of the TME Disclosure Letter. All shares of the TME Group Companies have been duly authorized and validly issued and are fully paid and, where applicable, non-assessable.

(c)    The shares of the TME Group Companies (other than TME) are not subject to any Lien, there is no Contract to give or create any Lien in respect of any shares of any TME Group Company (other than TME), and no claim has been made by any Person to hold or be entitled to any Lien in respect of any shares of any TME Group Company (other than TME). The material properties, rights and assets of the TME Group Companies are not subject to any Liens, there is no Contract to give or create any Lien in respect of the material properties, rights and assets of the TME Group Companies, and no claim has been made by any Person (including by any Person entitled to Liens arising by operation of Law) to hold or be entitled to any Lien in respect of the material properties, rights and assets of the TME Group Companies.

(d)    No TME Group Company has any indebtedness, financial liabilities or financial obligations of any nature, except for indebtedness, financial liabilities or financial obligations (i) reflected or reserved in the TME Financial Statements, (ii) incurred after September 30, 2017 in the Ordinary Course of Business, or (iii) that would not constitute a TME Material Adverse Effect.

(e)    Except as disclosed in Section 3.03(e) of the TME Disclosure Letter or as contemplated by the TME Shares Distribution and the waiver as described in Section 3.03(a), there are no Contracts of any character whatsoever relating to, or securities or rights convertible or exchangeable for, or calling for, the issuance, allotment or delivery of any TME Securities or any securities in any TME Group Company or rights to exercise voting rights or any other similar right, which bind any TME Group Company.

(f)    The Acquired TME Shares will, when issued to Spotify AB at the Closing pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) represent 8.91616% of the Fully Diluted share capital of TME as of the Closing after giving effect to the TME Shares Issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares. Upon the entry of Spotify AB as holder of the Acquired TME Shares in TME’s register of members in the manner contemplated by Section 2.04, Spotify AB will be the legal owner of, and have good, valid and marketable title to, the Acquired TME Shares, free and clear of all Liens and Permitted Liens.

(g)    TME Hong Kong is a wholly owned Subsidiary of TME and no Person other than TME owns any capital stock of TME Hong Kong.

(h)    The Top-Up TME Shares (if any) will, when issued to Spotify AB pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) together with the Acquired TME Shares and the aggregate number of Top-Up TME Shares previously issued to Spotify AB pursuant to Section 2.05 (if any), represent 8.91616% of the Fully Diluted share capital of TME as of the Closing (after giving effect to the issuance of Top-Up TME Shares, the Participation Rights Issuance(s), the TME Shares Issuance and assuming the consummation of the issuance pursuant to the TME Equity Offering and the Distribution to Other Shareholders of an aggregate of 208,120,931 TME Shares). Upon the entry of Spotify AB as holder of the Top-Up TME Shares in TME’s register of members in the manner contemplated by Section 2.05, Spotify AB will be the legal owner of, and have good, valid and marketable title to, the Top-Up TME Shares, free and clear of all Liens and Permitted Liens.

(i)    Except as disclosed in Section 3.03(i) of the TME Disclosure Letter, no anti-dilution right, pre-emptive right, right of participation, right of first refusal, right of first offer or similar right of any Person will become exercisable as a result of (i) the TME Shares Issuance, (ii) the Distribution to Other Shareholders or (iii) the TME Equity Offering.

SECTION 3.04    No Governmental Authorization; Non-Contravention.

(a)    No consent, permit, approval or authorization or action by or in respect of, or notice, filing or registration with, any Governmental Body (a “Governmental Consent”) is or will be required in connection with the execution, delivery and performance by the TME Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Governmental Consents the failure of which to obtain, make or give does not constitute a TME Material Adverse Effect.

(b)    Assuming receipt of the Required Shareholder Approval and the execution and delivery of the Shareholders Agreement, the execution, delivery and performance of this Agreement and the Other Transaction Agreements by the TME Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, violate or result in a breach of any provision of the Governing Documents of either TME Party, (ii) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any material Contract by which any TME Group Company is bound or to which any TME Group Company is subject, or (iii) conflict with or violate any Law applicable to any TME Group Company, or by which any of its properties, rights or assets are bound or affected, or result in the creation of, or require the creation of, any Lien upon any properties, rights or assets of any TME Group Company, except, in the case of clauses (ii) and (iii), for any such items that would not constitute a TME Material Adverse Effect.

SECTION 3.05    Control Documents.

(a)    Section 3.05(a) of the TME Disclosure Letter sets forth a true, complete and correct list of all Contracts that enable TME to effect control over, and consolidate with its financial statements the financial statements of, all of the Subsidiaries of TME of which TME does not, directly or indirectly, own of record any shares of capital stock, equity interests or partnership interests (each, a “Control Document” and collectively, the “Control Documents”).

(b)    The execution, delivery and performance by the TME Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, constitute a default under, or violate, any of the Control Documents.

(c)    Each party to the Control Documents had, when each such Control Document was executed and delivered, all requisite power and authority to execute, deliver and perform each Control Document and to consummate the transactions contemplated thereby. The execution and delivery of each Control Document, the performance of the applicable obligations thereunder and the consummation of the transactions contemplated thereby were, prior to the execution and delivery thereof, duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each party to such Control Document, and no other corporate or other similar action or proceedings on the part of any party to such Control Document was necessary to authorize and approve the execution, delivery and performance of such Control Document or the consummation of the transactions contemplated thereby. Each Control Document has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party.

(d)    None of the TME Parties has received any written, or to the Knowledge of TME, any oral inquiries, notifications or any other form of official correspondence from any Governmental Body challenging or questioning the legality or enforceability of any of the Control Documents. There are no disputes, disagreements, claims or any proceedings of any nature brought by any Governmental Body or any other Person, pending or, to the Knowledge of TME, threatened against or affecting any of the TME Group Companies that challenge the validity or enforceability of any Control Document

(e)    To the Knowledge of TME, no party to any Control Document has materially breached, or is in material breach of or material default under, any of the terms or provisions of such Control Document. To the Knowledge of TME, none of the parties to any Control Document has sent or received any written communication regarding the termination of, or the intention not to renew, any Control Document, and no such termination or non-renewal has been threatened by any of the parties to such Control Document.

SECTION 3.06    TME Financial Statements.

(a)    Section 3.06(a) of the TME Disclosure Letter includes true, complete and correct copies of the unaudited consolidated balance sheets of TME as of December 31, 2016 and December 31, 2015 and the related statements of comprehensive income, changes in shareholders’ equity and cash flows for the years then ended (including the related notes and schedules thereto, the “2015&2016 TME Financial Statements”). The 2015&2016 TME Financial Statements (i) have been prepared in accordance with the books and records of TME and its Subsidiaries, (ii) were prepared in accordance with U.S. GAAP consistently applied, except as otherwise set forth in the notes thereto and (iii) fairly present, in all material respects, the financial position of TME and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, subject to normal recurring year-end audit adjustments, the effects of which are not, individually or in the aggregate, material.

(b)    Section 3.06(b) of the TME Disclosure Letter includes true, complete and correct copies of the unaudited consolidated balance sheets of TME as of September 30, 2017 and the related statements of operations and cash flows for the nine (9) months ended September 30, 2017 (the “Interim TME Financial Statements and, together with the 2015&2016 TME Financial Statements, including the related notes and schedules thereto, the “TME Financial Statements ”). The Interim TME Financial Statements have been prepared in good faith on the basis of the TME Group Companies’ books of accounts without the intention to deceive or mislead.

(c)    TME maintains a system of internal controls over financial reporting accounting controls sufficient, in all material respects, to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, (ii) that receipts and expenditures of TME are being made in accordance with authorization of management and directors of TME, and (iii) regarding prevention or detection of unauthorized acquisition, use or disposition of TME’s assets that could have a material effect on its financial statements.

(d)    There are no liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as guarantor or otherwise) of the TME Group Companies required to be reflected on (or disclosed in the notes to) a balance sheet of TME prepared in accordance with U.S. GAAP other than any such liabilities, or obligations which (i) are adequately reflected or reserved against in the TME Financial Statements (or the notes thereto), (ii) have been incurred in the Ordinary Course of Business since September 30, 2017, (iii) have not had, and would not be reasonably expected to have, individually or in the aggregate, a TME Material Adverse Effect or (iv) arise out of or in connection with this Agreement and the transactions contemplated hereby (excluding, for the avoidance of doubt, the TME Equity Offering and the Tencent Hong Kong Secondary Purchase).

(e)    Since December 31, 2016, (i) TME Business has been conducted in the Ordinary Course of Business in all material respects, and (ii) there has not been any TME Material Adverse Effect.

SECTION 3.07    Intellectual Property.

(a)    To the Knowledge of TME, the TME Group Companies own or have a valid right to use all Intellectual Property Rights, database rights, and design rights required for the TME Business as currently conducted, except as would not constitute a TME Material Adverse Effect.

(b)    As of the date hereof, (i) all of the registered Intellectual Property Rights owned by the TME Group Companies are in full force and effect and there are no defects in the TME Group Companies’ title to, or right to use, any such registered Intellectual Property Rights and (ii) other than licenses granted by the TME Group Companies, there are no Liens (or obligations to grant Liens) on the Intellectual Property Rights owned by the TME Group Companies, except, in the case of clauses (i) and (ii), as would not constitute a TME Material Adverse Effect.

(c)    Subject to intra-group licenses and except in accordance with the Contracts set forth in Section 3.07(c) of the TME Disclosure Letter or in the Ordinary Course of Business, no TME Group Company has granted any material licenses or assignments under or in respect of any Intellectual Property Rights, database rights, or design rights owned by such TME Group Company.

(d)    To the Knowledge of TME, there is no unauthorized use of any Intellectual Property Rights, database rights, or design rights owned by any TME Group Company that infringes, misappropriates, invalidates or dilutes any right comprised in such Intellectual Property Rights, database rights, or design rights to the extent of having a TME Material Adverse Effect. None of the TME Group Companies has received any written notice of the alleged infringement, misappropriation of or conflict with any Intellectual Property Rights, database rights, design rights or moral rights owned by any third party, except for notices involving matters that, if they were resolved unfavorably to any TME Group Company, would not constitute a TME Material Adverse Effect.

(e)    Each TME Group Company has taken reasonable steps in accordance with industry standard practices to protect the security of its trade secrets and its software, databases, systems, networks, and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access. To the Knowledge of TME, there has been no unauthorized or improper access to or use of the foregoing that constitutes a TME Material Adverse Effect.

(f)    There has been no material interruption that constituted a TME Material Adverse Effect at any time during the twenty-four (24) months prior to the date hereof as a result of any defect relating to any information technology systems or applications (including the technical platform and client software) required for the TME Business as currently conducted.

(g)    To the Knowledge of TME, all of the source code for any proprietary software necessary to operate the material information technology systems and applications that the TME Group Companies have developed (including the technical platform and all of the client software) is in the possession or control of the TME Group Companies. To the Knowledge of TME, there are no material escrow arrangements with respect to such source code other than those that have been made available to the Spotify Parties.

(h)    The TME Group Companies take commercially reasonable efforts designed to ensure that no Open Source Software has been combined with software developed by or for the TME Group Companies (either by employees or independent contractors) and licensed, conveyed or made available by the TME Business in a way that requires that such software be, in a manner that constitutes a TME Material Adverse Effect, (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or (iv) to the Knowledge of TME, otherwise licensed or distributed.

(i)    Except as would not constitute a TME Material Adverse Effect, (i) to the Knowledge of TME, the TME Group Companies have complied with all applicable Laws relating to privacy and data security, and with their published privacy policies in effect at the time, with respect to the collection, use, disclosure and transfer of personally identifiable information, (ii) the TME Group Companies use commercially reasonable technical and organizational measures to protect personally identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation, and (iii) to the Knowledge of TME, there has been no unauthorized or accidental access, acquisition, disclosure, intrusion or breach of security of personally identifiable information maintained by or on behalf of the TME Group Companies that has not been reported to the affected individuals or any Governmental Body if such reporting was required by any applicable Laws relating to privacy or security personally identifiable information, nor are there any currently pending or outstanding complaints, notices to, or claims asserted by any Person (including any Governmental Body) regarding the collection, use, transmission, disclosure or sharing of personally identifiable information by the TME Group Companies.

(j)    This Section 3.07 and Section 3.08 constitute the sole and exclusive representations and warranties of the TME Group Companies with respect to the infringement, violation or misappropriation of or conflict with any third-party Intellectual Property Rights.

SECTION 3.08    Litigation. None of the TME Group Companies is engaged in any ongoing litigation or arbitration proceedings, whether as plaintiffs or defendants, which, if decided against the applicable TME Group Company, would constitute a TME Material Adverse Effect.

SECTION 3.09    Real Property. No TME Group Company has ever owned any real property.

SECTION 3.10    Compliance with Laws and Permits.

(a)    All material Permits necessary to enable the TME Group Companies to conduct the TME Business have been obtained and are valid and subsisting and each TME Group Company has in all material respects complied with all such Permits.

(b)    Each TME Group Company has, to the Knowledge of TME, conducted its business in compliance in all material respects with all applicable Laws.

(c)    Without limiting the generality of Section 3.10(a) and Section 3.10(b), except as disclosed in Section 3.10(c) of the TME Disclosure Letter, to the Knowledge of TME, each record or beneficial direct or indirect holder of shares of capital stock of TME who is a resident of the PRC, if any, has completed and maintained all required registrations with, and obtained all required approvals from, the applicable Governmental Body of the PRC in connection with his or her ownership or holding of securities of TME, including completing the registration and filing (including any amendment thereto) with the competent State Administration of Foreign Exchange (the “SAFE”) pursuant to the Circular of the State Administration of Foreign Exchange on Relevant Issues relating to the Administration of Foreign Exchange concerning Fund Raising Outbound Investment and Round-Trip Investment through Offshore Special Purpose Vehicles by Domestic Residents (《国家外汇 管理局关于境内居民通过特殊目的公司境外投融资及返程投 资外汇管理有 关问题的通知》(汇发[2014]37号)) and its implementing, supplemental or replacement rules issued from time to time by the SAFE and other Governmental Bodies of the PRC.

SECTION 3.11    Tax Representations.

(a)    All material Tax Returns required to be filed by, or on behalf of, any TME Group Company have been filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were, at the time of such filing, in material compliance with all applicable Laws.

(b)    To the Knowledge of TME, all Taxes assessed, which have become due and payable by the TME Group Companies, irrespective of the period to which they relate, prior to the date hereof, have been fully and timely paid (subject to any applicable extensions or grace periods) or adequate provisions for such Taxes have been made on the latest balance sheet included in the Interim TME Financial Statements.

(c)    No TME Group Company has received any written notice from any Taxing Authority in a jurisdiction in which such TME Group Company does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(d)    Each TME Group Company which is required to be registered is registered for the purposes of VAT in each jurisdiction in which it is required to be registered, has complied in all material respects with all legislation concerning VAT and has made and kept up to date records, invoices and other documents appropriate for the purposes of such legislation.

SECTION 3.12    Sufficiency of Assets. The properties, rights and assets (tangible and intangible and including, without limitation, licensed rights) of the TME Group Companies are, and as of the Closing will be, all of the properties, rights and assets (tangible and intangible) necessary and sufficient to conduct and operate the TME Business substantially in the manner conducted as of the date hereof and as it will be conducted as of the Closing Date in all material respects.

SECTION 3.13    Employment Matters. No labor dispute exists or, to the Knowledge of TME, is threatened with respect to any of the employees of the TME Group Companies which would constitute a TME Material Adverse Effect. The TME Group Companies are in compliance, and have complied, with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and collective bargaining, except where the failure to be in compliance does not constitute a TME Material Adverse Effect.

SECTION 3.14    Transaction with Affiliates. There is no Contract other than on arm’s length terms between any of the TME Group Companies, on the one hand, and any Related Party of TME, on the other hand.

SECTION 3.15    Anticorruption Compliance. In the past five (5) years, TME and, to the Knowledge of TME, its controlled Affiliates and their respective directors, managers, officers, employees, agents and all other Persons acting for or on behalf of TME or any of its controlled Affiliates (each, a “TME Agent”) have not taken any action in violation of any applicable Anticorruption Laws which would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole. In the past five (5) years, none of TME or, to the Knowledge of TME, any of its controlled Affiliates, or any of their respective directors, managers, officers, employees, agents or other Persons acting for or on behalf of TME or any of its controlled Affiliates has, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where TME or any TME Agent knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case for the purpose of (A) improperly influencing any act or decision of such Government Official in his or her official capacity; (B) improperly inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (C) securing any improper advantage; or (D) improperly inducing such Government Official to influence or affect any act or decision of any Governmental Body, in each case, in order to assist TME or any TME Agent in obtaining or retaining business for or with, or in directing business to, TME or any other Person; (ii) used any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) made, offered, promised, authorized, solicited, or received any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) taken any action that would constitute a violation of, or cause TME to be in violation of, or failed to take any action in violation of, any applicable Anticorruption Law. In the past five (5) years, none of TME or, to the Knowledge of TME, any of TME’s controlled Affiliates or any of their respective directors, managers, officers, employees or agents have received any written notices alleging any violation of any applicable Anticorruption Law or conducted any internal investigations with respect to any actual or alleged violation of any applicable Anticorruption Law which would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole.

SECTION 3.16    Compliance with Sanctions Laws. In the past five (5) years, none of TME or any of TME’s Subsidiaries or, to the Knowledge of TME, any of their respective directors, managers, officers, employees, agents or other third parties acting on behalf of TME or any of TME’s Subsidiaries has taken any action or made any omission in violation of any applicable Law relating to (A) economic sanctions or embargoes, including any applicable OFAC Sanctions or (B) money laundering or (C) terrorism, in each of cases (A) through (C), which action or omission would reasonably be expected, individually or in the aggregate, to be material to the TME Group Companies, taken as a whole. None of TME or any of TME’s Subsidiaries is (A) an OFAC Sanctioned Person or (B) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council. Neither TME nor any of its Subsidiaries has received any notice, and no proceeding or claim is pending or, to the Knowledge of TME, threatened, alleging that TME or any of TME’s Subsidiaries is not, or has not been in the past five (5) years, in compliance with the Laws referred to in the immediately preceding sentence.

SECTION 3.17    Securities Matters. The Acquired Spotify Shares are being acquired by TME Hong Kong for its own account and not with a view to, or for the offer or sale in connection with, any public distribution or sale, within the meaning of the Securities Act, of the Acquired Spotify Shares or any interest therein. TME Hong Kong has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired Spotify Shares, and TME Hong Kong is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired Spotify Shares. TME acknowledges that the Acquired Spotify Shares have not been registered under the Securities Act or any other applicable securities Laws and understands and agrees that TME Hong Kong may not sell or dispose of any of the Acquired Spotify Shares, except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws.

SECTION 3.18    Investment Company.    TME is not an “Investment Company” or directly or indirectly controlled by or acting on behalf of any Person which is an “Investment Company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 3.19    Brokers. Except as set forth on Section 3.19 of the TME Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any TME Group Company.

SECTION 3.20    Non-Reliance on Estimates. The Spotify Parties have made available to the TME Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of Spotify and certain plan and budget information. Without limiting the representations and warranties set forth in Article IV in any respect, each TME Party acknowledges and agrees that (i) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (iii) the TME Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (iv) neither TME Party is relying on any estimates, projections, forecasts, plans or budgets furnished by any Spotify Group Company or its Affiliates and their respective Representatives or the accuracy or completeness thereof, and (v) each TME Party shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, except as set forth in this Agreement.

SECTION 3.21    No Other Representations or Warranties. Each TME Party acknowledges that, except for the representations and warranties of Spotify contained in Article IV, the Spotify Parties are not making and have not made, and no other Person is making or has made on behalf of any Spotify Party, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and any such other representations and warranties are expressly disclaimed.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPOTIFY

Except as set forth in the correspondingly numbered Sections of the Spotify Disclosure Letter delivered in connection with this Agreement (the “Spotify Disclosure Letter”) (provided, however, that disclosure of any fact or item in the Spotify Disclosure Letter shall, should the existence of such fact or item be relevant to any other Section of this Article IV, be deemed disclosed with respect to such other Section of this Article IV, but only to the extent that such relevance is reasonably apparent on the face of such disclosure), Spotify hereby represents and warrants to the TME Parties as follows:

SECTION 4.01    Corporate Organization.

(a)    Each Spotify Group Company is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization and has all requisite company power and authority to own, lease, operate or otherwise use its assets, rights and properties and to conduct its business as it is currently conducted.

(b)    Section 4.01(b) of the Spotify Disclosure Letter sets forth a true, complete and correct list of each Governing Document of Spotify to which TME or TME Hong Kong will become subject upon the consummation of the Spotify Shares Issuance. A true, correct and complete copy of each Governing Document set forth in Section 4.01(b) of the TME Disclosure Letter has been made available to the TME Parties by Spotify.

(c)    None of the Spotify Group Companies has filed (or has had filed against it) any petition for its winding-up, is insolvent under the Laws of its jurisdiction of organization, or has made any assignment in favour of its creditors, nor has any petition for receivership or any administration order been presented in respect of such Spotify Group Company. None of the Spotify Group Companies has initiated any proceedings with respect to a compromise or arrangement with its creditors or for its dissolution, liquidation or reorganization or the winding-up or cessation of the business currently conducted. No receiver or administrative receiver or liquidator has been appointed in respect of any Spotify Group Company or any of its material properties, rights or assets.

SECTION 4.02    Authority. Each of the Spotify Parties has all requisite power and authority to execute, deliver and perform this Agreement and the Other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Other Transaction Agreements, the performance by each of the Spotify Parties of its obligations hereunder and thereunder and the consummation by each of the Spotify Parties of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate and other similar actions on the part of each Spotify Party (including by the board of directors or similar governing body of such Spotify Party), and no other corporate or other similar action or proceedings on the part of either Spotify Party is necessary to authorize and approve the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Other Transaction Agreements will be, duly and validly executed and delivered by each Spotify Party, and when executed and delivered by such Spotify Party (assuming due authorization, execution and delivery by the other parties hereto or thereto), constitute valid and binding obligations of such Spotify Party, enforceable against such Spotify Party in accordance with their respective terms, except as enforcement may be limited by the Enforceability Limitations.

SECTION 4.03    Capitalization.

(a)    Section 4.03(a) of the Spotify Disclosure Letter sets forth, as of November 13, 2017, the issued share capital of Spotify, the number of issued and outstanding Spotify Securities and, on a collective basis for certain categories of holders of Spotify Securities, the ownership thereof; provided, however, that the representations set forth in this Section 4.03(a) shall not apply to any Contracts between shareholders to which Spotify is not a party. Spotify has no class of shares of capital stock authorized other than the Spotify Shares.

(b)    The shares of the Spotify Group Companies other than Spotify are owned as set forth in Section 4.03(b) of the Spotify Disclosure Letter. All shares of the Spotify Group Companies have been duly authorized and validly issued and are fully paid and, where applicable, non-assessable.

(c)    The shares of the Spotify Group Companies (other than Spotify) are not subject to any Lien, there is no Contract to give or create any Lien in respect of any shares of any Spotify Group Company (other than Spotify), and no claim has been made by any Person to hold or be entitled to any Lien in respect of any shares of any Spotify Group Company (other than Spotify). The material properties, rights and assets of the Spotify Group Companies are not subject to any Liens, there is no Contract to give or create any Lien in respect of the material properties, rights and assets of the Spotify Group Companies, and no claim has been made by any Person (including by any Person entitled to Liens arising by operation of Law) to hold or be entitled to any Lien in respect of the material properties, rights and assets the Spotify Group Companies.

(d)    No Spotify Group Company has any indebtedness, financial liabilities or financial obligations of any nature, except for indebtedness, financial liabilities or financial obligations (i) reflected or reserved in the Spotify Financial Statements, or (ii) incurred after September 30, 2017 in the Ordinary Course of Business, or (iii) that would not constitute a Spotify Material Adverse Effect.

(e)    Except as disclosed in Section 4.03(e) of the Spotify Disclosure Letter, there are no Contracts of any character whatsoever relating to, or securities or rights convertible or exchangeable for, or calling for, the issuance, allotment or delivery of any Spotify Securities or any securities in any Spotify Group Company or rights to exercise voting rights or any other similar right, which bind any Spotify Group Company.

(f)    The Acquired Spotify Shares will, when issued to TME Hong Kong at the Closing pursuant to this Agreement, (i) have been duly authorized, validly issued, fully paid and, where applicable, non-assessable and (ii) represent 4.91706% of the Fully Diluted share capital of Spotify as of the Closing after giving effect to the issuance of the Acquired Spotify Shares. Upon the entry of TME Hong Kong as holder of the Acquired Spotify Shares in the shareholders’ register of Spotify in the manner contemplated by Section 2.04, TME Hong Kong will be the legal owner of, and have good, valid and marketable title to, the Acquired Spotify Shares, free and clear of all Liens and Permitted Liens.

(g)    Spotify AB is a wholly owned Subsidiary of Spotify and no Person other than Spotify owns any capital stock of Spotify AB.

(h)    No anti-dilution right, pre-emptive right, right of participation, right of first refusal, right of first offer or similar right of any Person will become exercisable as a result of (i) the Spotify Shares Issuance, (ii) the issuance of Spotify Shares upon the conversion or exchange, as applicable, of the Convertible Notes in connection with the Tencent Hong Kong Secondary Purchase, or (iii) the issuance of a total of 11,786 Spotify Shares in connection with an acquisition identified to TME prior to the date hereof, except, in the case of clause (i), as set forth in Section 4.03(h) of the Spotify Disclosure Letter.

SECTION 4.04    No Governmental Authorization; Non-Contravention.

(a)    No Governmental Consent is or will be required in connection with the execution, delivery and performance by the Spotify Parties of this Agreement and the Other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, except for such Governmental Consents the failure of which to obtain, make or give does not constitute a Spotify Material Adverse Effect.

(b)    The execution, delivery and performance of this Agreement and the Other Transaction Agreements by the Spotify Parties and the consummation of the transactions contemplated hereby and thereby do not and will not (i) conflict with, violate or result in a breach of any provision of the Governing Documents of either Spotify Party, (ii) violate or constitute a breach of or default (with notice or lapse of time, or both), permit termination, modification or acceleration, or cause the forfeiture of any right, under any provision of any material Contract by which any Spotify Group Company is bound or to which any Spotify Group Company is subject, or (iii) conflict with or violate any Law applicable to any Spotify Group Company, or by which any of its properties, rights or assets are bound or affected, or result in the creation of, or require the creation of, any Lien upon any properties, rights or assets of any Spotify Group Company, except, in the case of clauses (ii) and (iii), for any such items that would not constitute a Spotify Material Adverse Effect.

SECTION 4.05    Spotify Financial Statements.

(a)    Section 4.05(a) of the Spotify Disclosure Letter includes true, complete and correct copies of the audited consolidated statement of financial position of Spotify as of December 31, 2016 and the related consolidated statements of income, changes in equity and cash flow for the year then ended (the “Audited Spotify Financial Statements”). The Audited Spotify Financial Statements have been prepared in accordance with applicable Laws and applicable IFRS as in effect as of December 31, 2016, and fairly present, in all material respects, the financial position and results of operations of the Spotify Group Companies as of and for the period ending on December 31, 2016.

(b)    Section 4.05(b) of the Spotify Disclosure Letter includes true, complete and correct copies of the unaudited consolidated statement of financial position of Spotify as of September 30, 2017 and the related consolidated statements of operations and cash flow for the nine months ended September 30, 2017 (the “Unaudited Spotify Financial Statements” and, together with the Audited Spotify Financial Statements, including the related notes and schedules thereto, the “Spotify Financial Statements”). The Unaudited Spotify Financial Statements have been prepared in good faith on the basis of the Spotify Group Companies’ books of accounts without the intention to deceive or mislead.

(c)    Since December 31, 2016, (i) the Spotify Business has been conducted in the Ordinary Course of Business in all material respects, and (ii) there has not been any Spotify Material Adverse Effect.

SECTION 4.06    Intellectual Property.

(a)    To the Knowledge of Spotify, the Spotify Group Companies own or have a valid right to use all Intellectual Property Rights, database rights, and design rights required for the Spotify Business as currently conducted, except as would not constitute a Spotify Material Adverse Effect.

(b)    As of the date hereof, (i) all of the registered Intellectual Property Rights owned by the Spotify Group Companies are in full force and effect and there are no defects in the Spotify Group Companies’ title to, or right to use, any such registered Intellectual Property Rights and (ii) other than licenses granted by the Spotify Group Companies, there are no Liens (or obligations to grant Liens) on the Intellectual Property Rights owned by the Spotify Group Companies, except, in the case of clauses (i) and (ii), as would not constitute a Spotify Material Adverse Effect.

(c)    Subject to intra-group licenses and except in accordance with the Contracts set forth in Section 4.06(c) of the Spotify Disclosure Letter or in the Ordinary Course of Business, no Spotify Group Company has granted any material licenses or assignments under or in respect of any Intellectual Property Rights, database rights, or design rights owned by such Spotify Group Company.

(d)    To the Knowledge of Spotify, there is no unauthorized use of any Intellectual Property Rights, database rights, or design rights owned by any Spotify Group Company that infringes, misappropriates, invalidates or dilutes any right comprised in such Intellectual Property Rights, database rights, or design rights to the extent of having a Spotify Material Adverse Effect. None of the Spotify Group Companies has received any written notice of the alleged infringement, misappropriation of or conflict with any Intellectual Property Rights, database rights, design rights or moral rights owned by any third party, except for notices involving matters that, if they were resolved unfavorably to any Spotify Group Company, would not constitute a Spotify Material Adverse Effect.

(e)    Each Spotify Group Company has taken reasonable steps in accordance with industry standard practices to protect the security of its trade secrets and its software, databases, systems, networks, and Internet sites and information stored or contained therein or transmitted thereby from unauthorized or improper access. To the Knowledge of Spotify, there has been no unauthorized or improper access to or use of the foregoing that constitutes a Spotify Material Adverse Effect.

(f)    There has been no material interruption that constituted a Spotify Material Adverse Effect at any time during the twenty-four (24) months prior to the date hereof as a result of any defect relating to any information technology systems or applications (including the technical platform and client software) required for the Spotify Business as currently conducted.

(g)    To the Knowledge of Spotify, all of the source code for any proprietary software necessary to operate the material information technology systems and applications that the Spotify Group Companies have developed (including the technical platform and all of the client software) is in the possession or control of the Spotify Group Companies. To the Knowledge of Spotify, there are no material escrow arrangements with respect to such source code other than those that have been made available to the TME Parties.

(h)    The Spotify Group Companies take commercially reasonable efforts designed to ensure that no Open Source Software has been combined with software developed by or for the Spotify Group Companies (either by employees or independent contractors) and licensed, conveyed or made available by the Spotify Business in a way that requires that such software be, in a manner that constitutes a Spotify Material Adverse Effect, (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge or (iv) to the Knowledge of Spotify, otherwise licensed or distributed.

(i)    Except as would not constitute a Spotify Material Adverse Effect, (i) to the Knowledge of Spotify, the Spotify Group Companies have complied with all applicable Laws relating to privacy and data security, and with their published privacy policies in effect at the time, with respect to the collection, use, disclosure and transfer of personally identifiable information, (ii) the Spotify Group Companies use commercially reasonable technical and organizational measures to protect personally identifiable information against unauthorized access, disclosure, use, modification or other misuse or misappropriation, and (iii) to the Knowledge of Spotify, there has been no unauthorized or accidental access, acquisition, disclosure, intrusion or breach of security of personally identifiable information maintained by or on behalf of the Spotify Group Companies that has not been reported to the affected individuals or any Governmental Body if such reporting was required by any applicable Laws relating to privacy or security personally identifiable information, nor are there any currently pending or outstanding complaints, notices to, or claims asserted by any Person (including any Governmental Body) regarding the collection, use, transmission, disclosure or sharing of personally identifiable information by the Spotify Group Companies.

(j)    This Section 4.06 and Section 4.07 constitute the sole and exclusive representations and warranties of the Spotify Group Companies with respect to the infringement, violation or misappropriation of or conflict with any third-party Intellectual Property Rights.

SECTION 4.07    Litigation. None of the Spotify Group Companies is engaged in any ongoing litigation or arbitration proceedings, whether as plaintiffs or defendants, which, if decided against the applicable Spotify Group Company, would constitute a Spotify Material Adverse Effect.

SECTION 4.08    Real Property. No Spotify Group Company has ever owned any real property.

SECTION 4.09    Compliance with Laws and Permits.

(a)    All material Permits necessary to enable the Spotify Group Companies to conduct the Spotify Business have been obtained and are valid and subsisting and each Spotify Group Company has in all material respects complied with all such Permits.

(b)    Each Spotify Group Company has, to the Knowledge of Spotify, conducted its business in compliance in all material respects with all applicable Laws.

SECTION 4.10    Tax Representations.

(a)    All material Tax Returns required to be filed by, or on behalf of, any Spotify Group Company have been filed with the appropriate Taxing Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were, at the time of such filing, in material compliance with all applicable Laws.

(b)    To the Knowledge of Spotify, all Taxes assessed, which have become due and payable by the Spotify Group Companies, irrespective of the period to which they relate, prior to the date hereof, have been fully and timely paid (subject to any applicable extensions or grace periods) or adequate provisions for such Taxes have been made on the balance sheet included in the Unaudited Spotify Financial Statements.

(c)    No Spotify Group Company has received any written notice from any Taxing Authority in a jurisdiction in which such Spotify Group Company does not file Tax Returns to the effect that it is or may be subject to taxation by, or required to file any Tax Return in, such jurisdiction.

(d)    Each Spotify Group Company which is required to be registered is registered for the purposes of VAT in each jurisdiction in which it is required to be registered, has complied in all material respects with all legislation concerning VAT and has made and kept up to date records, invoices and other documents appropriate for the purposes of such legislation.

SECTION 4.11    Employment Matters. No labor dispute exists, or to the Knowledge of Spotify, is threatened with respect to any of the employees of the Spotify Group Companies which would constitute a Spotify Material Adverse Effect. The Spotify Group Companies are in compliance, and have complied, with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and collective bargaining, except where the failure to be in compliance does not constitute a Spotify Material Adverse Effect.

SECTION 4.12    Sufficiency of Assets. The properties, rights and assets (tangible and intangible and including without limitation, licensed rights) of the Spotify Group Companies are, and as of the Closing will be, all of the properties, rights and assets (tangible and intangible) necessary and sufficient to conduct and operate the Spotify Business substantially in the manner conducted as of the date hereof and as it will be conducted as of the Closing Date in all material respects.

SECTION 4.13    Transaction with Affiliates. There is no Contract other than on arm’s length terms between any of the Spotify Group Companies, on the one hand, and any Related Party of Spotify, on the other hand.

SECTION 4.14    Anticorruption Compliance. In the past five (5) years, Spotify and, to the Knowledge of Spotify, its controlled Affiliates and their respective directors, managers, officers, employees, agents and all other Persons acting for or on behalf of Spotify or any of its controlled Affiliates (each, a “Spotify Agent”) have not taken any action in violation of any applicable Anticorruption Laws which would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole. In the past five (5) years, none of Spotify or, to the Knowledge of Spotify, any of its controlled Affiliates or any of their respective directors, managers, officers, employees, agents or other Persons acting for or on behalf of Spotify or any of its controlled Affiliates has, directly or indirectly, (i) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person under circumstances where Spotify or any Spotify Agent knew or had reason to believe that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, in each case for the purpose of (A) improperly influencing any act or decision of such Government Official in his or her official capacity; (B) improperly inducing such Government Official to perform or omit to perform any activity related to his or her legal duties; (C) securing any improper advantage; or (D) improperly inducing such Government Official to influence or affect any act or decision of any Governmental Body, in each case, in order to assist Spotify or any Spotify Agent in obtaining or retaining business for or with, or in directing business to, Spotify or any other Person; (ii) used any corporate funds or assets for unlawful contributions, gifts, entertainment, expenses or other unlawful conduct relating to political activity; (iii) made, offered, promised, authorized, solicited, or received any bribe, rebate, payoff, influence payment, kickback or other similar payment, whether directly or indirectly, to or from any private commercial entity for the purpose of gaining an improper business advantage in violation of applicable Anticorruption Laws; or (iv) taken any action that would constitute a violation of, or cause Spotify to be in violation of, or failed to take any action in violation of, any applicable Anticorruption Law. In the past five (5) years, none of Spotify or, to the Knowledge of Spotify, any of Spotify’s controlled Affiliates or any of their respective directors, managers, officers, employees or agents have received any written notices alleging any violation of any applicable Anticorruption Law or conducted any internal investigations with respect to any actual or alleged violation of any applicable Anticorruption Law which would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole.

SECTION 4.15    Compliance with Sanctions Laws. In the past five (5) years, none of Spotify or any of Spotify’s Subsidiaries or, to the Knowledge of Spotify, any of their respective directors, managers, officers, employees, agents or other third parties acting on behalf of Spotify or any of Spotify’s Subsidiaries has taken any action or made any omission in violation of any applicable Law relating to (A) economic sanctions or embargoes, including any applicable OFAC Sanctions or (B) money laundering or (C) terrorism, in each of cases (A) through (C), which action or omission would reasonably be expected, individually or in the aggregate, to be material to the Spotify Group Companies, taken as a whole. None of Spotify or any of Spotify’s Subsidiaries is (A) an OFAC Sanctioned Person or (B) a Person that is subject to any sanctions of the European Union, the PRC or the Cayman Islands by Order of Her Majesty in Council. Neither Spotify nor any of its Subsidiaries has received any notice, and no proceeding or claim is pending or, to the Knowledge of Spotify, threatened, alleging that Spotify or any of Spotify’s Subsidiaries is not, or has not been in the past five (5) years, in compliance with the Laws referred to in the immediately preceding sentence.

SECTION 4.16    Securities Matters. The Acquired TME Shares and the Top-Up TME Shares (if any) are being acquired by Spotify AB for its own account and not with a view to, or for the offer or sale in connection with, any public distribution or sale, within the meaning of the Securities Act, of the Acquired TME Shares and the Top-Up TME Shares (if any) or any interest therein. Spotify AB has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Acquired TME Shares and the Top-Up TME Shares (if any), and Spotify AB is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Acquired TME Shares and the Top-Up TME Shares (if any). Spotify acknowledges that the Acquired TME Shares and the Top-Up TME Shares (if any) have not been registered under the Securities Act or any other applicable securities Laws and understands and agrees that Spotify AB may not sell or dispose of any of the Acquired TME Shares and the Top-Up TME Shares (if any), except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws.

SECTION 4.17    Investment Company. Spotify is not an “Investment Company” or directly or indirectly controlled by or acting on behalf of any Person which is an “Investment Company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

SECTION 4.18    Brokers. Except as set forth on Section 4.18 of the Spotify Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Spotify Group Company.

SECTION 4.19    Non-Reliance on Estimates. The TME Parties have made available to the Spotify Parties, and may continue to make available, certain estimates, projections and other forecasts for the business of TME and certain plan and budget information. Without limiting the representations and warranties set forth in Article III in any respect, each Spotify Party acknowledges and agrees that (i) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (ii) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (iii) the Spotify Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), (iv) neither Spotify Party is relying on any estimates, projections, forecasts, plans or budgets furnished by any TME Group Company or its Affiliates and their respective Representatives or the accuracy or completeness thereof, and (v) each Spotify Party shall not, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, except as set forth in this Agreement.

SECTION 4.20    No Other Representations or Warranties. Each Spotify Party acknowledges that, except for the representations and warranties of TME contained in Article III, the TME Parties are not making and have not made, and no other Person is making or has made on behalf of any TME Party, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and any such other representations and warranties are expressly disclaimed.

Article V

COVENANTS

SECTION 5.01    Conduct of Business of TME Prior to Closing. Except as (i) required by applicable Law, (ii) expressly required or permitted by this Agreement, (iii) set forth in Section 5.01 of the TME Disclosure Letter or (iv) otherwise consented to in writing by Spotify, from the date hereof until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Closing, TME shall, and shall cause each TME Group Company to, conduct the TME Business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, TME shall not offer, sell or issue any TME Securities other than in connection with transactions reallocating TME Shares outstanding between holders of options to purchase TME Shares and holders of TME Shares that do not change the number of TME Shares outstanding as of the date of this Agreement; provided, that such transactions shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements; provided, further, that TME shall not effect any such transaction that, at any time prior to the receipt of the Required Shareholder Approval, would result in the shareholders of TME which are parties to the Voting Agreement no longer owning at least seventy-five percent (75%) of the then issued and outstanding TME Shares.

SECTION 5.02    Conduct of Business of Spotify Prior to Closing. Except as (i) required by applicable Law, (ii) expressly required or permitted by this Agreement, (iii) set forth in Section 5.02 of the Spotify Disclosure Letter or (iv) otherwise consented to in writing by TME, from the date hereof until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Closing, Spotify shall, and shall cause each Spotify Group Company to, conduct the Spotify Business in the Ordinary Course of Business in all material respects. Without limiting the generality of the foregoing, from the date hereof until the earlier of (x) the termination of this Agreement in accordance with its terms and (y) the Closing, Spotify shall not offer, sell or issue any Spotify Securities other than (1) Spotify Shares upon the exercise of options to purchase Spotify Shares that have been granted and are issued and outstanding as of the date hereof and are set forth in item 3 of Annex 4.03(a) of the Spotify Disclosure Letter or (2) in the Ordinary Course of Business; provided, that such offering, sale or issuance of Spotify Securities shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

SECTION 5.03    TME Shareholders Meeting.

(a)    TME shall, in accordance with its applicable Governing Documents, duly call and give notice of, and convene as promptly as practicable following the date of this Agreement, a meeting of its shareholders for the purpose of obtaining the Required Shareholder Approval (the “TME Shareholders Meeting”). TME shall (i) include the TME Board Recommendation in the meeting notice, (ii) recommend at the TME Shareholders Meeting that the shareholders of TME approve this Agreement and the transactions contemplated hereby and adopt the Restated Articles and (iii) use its reasonable best efforts to obtain and solicit the Required Shareholder Approval.

(b)    Subject to applicable fiduciary duties, the board of directors of TME shall not (i) withdraw, qualify or modify, in any manner adverse to any Spotify Party, the TME Board Recommendation, (ii) authorize, approve, recommend or otherwise declare advisable any proposal or action that could reasonably be expected to interfere, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements, or (iii) fail to include the TME Board Recommendation in the meeting notice for the TME Shareholders Meeting (each of the actions referred to in clauses (i) through (iii) above, a “Change in Recommendation”). Notwithstanding any Change in Recommendation, unless this Agreement has been terminated in accordance with its terms, TME shall submit the approval of this Agreement and the transactions contemplated hereby and the adoption of the Restated Articles for a vote by the shareholders of TME at the TME Shareholders Meeting.

SECTION 5.04    Reasonable Best Efforts. During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement in accordance with its terms and (ii) the Closing, each of the TME Parties and the Spotify Parties shall (and each of TME and Spotify shall cause their respective Subsidiaries to) (A) use its reasonable best efforts to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary and reasonably advisable under applicable Laws or otherwise to consummate and make effective (and in any event prior to the Spotify Termination Date) the transactions contemplated by this Agreement and the Other Transaction Agreements on a timely basis, including using reasonable best efforts to give such notices and obtain all other authorizations, consents, orders and approvals of all Governmental Bodies and other third parties that may become necessary to consummate the transactions contemplated by this Agreement and the Other Transaction Agreements and (B) not take any action that could reasonably be expected to interfere, prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements.

SECTION 5.05    Shareholders Agreement. Prior to the Closing, TME shall cause the Shareholders Agreement to be executed and delivered by the Required Shareholders.

SECTION 5.06    Confidentiality. The Parties hereby agree and acknowledge that that certain letter agreement, dated July 17, 2017, by and among Spotify, Spotify AB, TME and Tencent Holdings Limited (as amended on November 9, 2017, the “Confidentiality Agreement”) shall hereby be amended to continue in full force and effect until the earlier of the Closing and the termination of this Agreement in accordance with Section 8.01, at which time (i) if this Agreement shall have been terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms and (ii) if the Closing shall have occurred, the Confidentiality Agreement shall automatically terminate except with respect to the parties’ non-disclosure obligations set forth therein, which shall continue in full force and effect until the second (2nd) anniversary of this Agreement.

SECTION 5.07    Tencent Hong Kong Secondary Purchase. As of the date hereof, the board of directors of Spotify shall have approved the amendment or exchange of one or more of the Convertible Notes to permit the conversion of a portion thereof into, or the exchange of a portion thereof for, at least 120,000 Spotify Shares to be issued to the holder(s) of such Convertible Notes for purposes of consummating the Tencent Hong Kong Secondary Purchase. Spotify hereby agrees, subject to, and concurrently with, the consummation of the Tencent Hong Kong Secondary Purchase, to (i) amend one or more of the Convertible Notes to permit the conversion of the applicable portion thereof into, or exchange the applicable portion of the Convertible Notes for, at least 120,000 Spotify Shares to be issued to the holder(s) of such Convertible Notes for purposes of consummating the Tencent Hong Kong Secondary Purchase, (ii) issue the number of Spotify Shares into or for which the applicable portion of the Convertible Notes was converted or exchanged and (iii) update the shareholders’ register of Spotify to reflect the issuance of such Spotify Shares upon such conversion or exchange. Upon the consummation of the Tencent Hong Kong Secondary Purchase, Spotify shall update the shareholders’ register of Spotify to reflect the transfer of the Spotify Shares into or for which the applicable portion of the Convertible Notes was converted or exchanged by the holder of such Convertible Notes to Tencent Hong Kong pursuant to the Tencent Hong Kong Secondary Purchase. Without limiting the foregoing, Spotify shall use its reasonable best efforts to assist and cooperate with Tencent Hong Kong to consummate the Tencent Hong Kong Secondary Purchase.

SECTION 5.08    TME Equity Offering and TME Shares Distribution.

(a)    Spotify AB hereby irrevocably waives, effective as of the Closing and conditioned on the effectiveness of the Min River Waiver, any right that it may have to receive TME Shares pursuant to the TME Shares Distribution (or any other distribution, right, consideration or asset in lieu thereof); provided that such waiver shall be exclusively limited to Spotify AB’s right to receive TME Shares in the TME Shares Distribution and shall in no event apply to any subsequent or other dividends or other distributions declared, paid or made by TME. TME shall not distribute or issue to any shareholder or any other Person in connection with the TME Shares Distribution any of the TME Shares otherwise distributable to (i) Min River in the absence of the Min River Waiver or (ii) Spotify AB in the absence of the waiver set forth in this Section 5.08(a).

(b)    TME shall consummate the Distribution to Other Shareholders promptly following the Closing.

(c)    Immediately following the Closing, TME Hong Kong shall transfer to Tencent Hong Kong 50% of the Acquired Spotify Shares pursuant to, and TME and TME Hong Kong shall otherwise fully perform their obligations under, the share transfer agreement between TME, TME Hong Kong and Tencent Hong Kong (an executed copy of which has been provided to Spotify). Spotify hereby consents to such transfer and waives any notice requirement, including under Section 2.04 of the TME Investor Agreement, with respect to such transfer. Spotify shall update its shareholders’ register to reflect such transfer upon notice of its consummation.

Article VI

CONDITIONS TO CLOSING

SECTION 6.01    Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) by each Party, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law which is then in effect (whether temporary, preliminary or permanent) and has the effect of enjoining, restraining, prohibiting or otherwise making the consummation of the transactions contemplated by this Agreement illegal (an “Injunction”).

(b)    The Required Shareholder Approval shall have been obtained.

(c)    The Restated Articles shall have been duly adopted by TME and shall be in full force and effect as of the Closing.

(d)    The Shareholders Agreement shall have been duly executed and delivered by the Required Shareholders and shall be in full force and effect as of the Closing.

SECTION 6.02    Conditions to Obligations of the TME Parties. The obligations of the TME Parties to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by TME, at or prior to the Closing, of each of the following additional conditions:

(a)    (i) The representations and warranties of Spotify contained in Section 4.01, Section 4.02, Section 4.03(a), Section 4.03(f), Section 4.03(g), Section 4.05(c) and Section 4.18 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), and (ii) the other representations and warranties of Spotify contained in Article IV (A) that are qualified by materiality, Spotify Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all respects, and (B) that are not qualified by materiality, Spotify Material Adverse Effect or similar materiality qualification contained therein, shall be true and correct in all material respects, in each case of clauses (A) and (B), as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be, in the case of clause (A), true and correct in all respects and, in the case of clause (B), true and correct in all material respects, in each case as of such specified date). TME shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of Spotify to the foregoing effect.

(b)    The Spotify Parties shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing. TME shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of Spotify to the foregoing effect.

SECTION 6.03    Conditions to Obligations of the Spotify Parties. The obligations of the Spotify Parties to consummate the TME Shares Issuance and the Spotify Shares Issuance shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Spotify, at or prior to the Closing, of each of the following additional conditions:

(a)    (i) The representations and warranties of TME contained in Section 3.01, Section 3.02, Section 3.03(a), Section 3.03(f), Section 3.03(g), Section 3.03(h), Section 3.06(e) and Section 3.19 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of such specified date), and (ii) the other representations and warranties of TME contained in Article III (A) that are qualified by materiality, TME Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all respects, and (B) that are not qualified by materiality, TME Material Adverse Effect or similar materiality qualification contained therein shall be true and correct in all material respects, in each case of clauses (A) and (B), as of the date of this Agreement and as of the Closing Date (except for such representations and warranties set forth therein that expressly speak as of a specified date, in which case such representations and warranties shall be, in the case of clause (A), true and correct in all respects and, in the case of clause (B), true and correct in all material respects, in each case as of such specified date). Spotify shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of TME to the foregoing effect.

(b)    The TME Parties shall have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing. Spotify shall have received a certificate, dated as of the Closing Date, signed by an authorized representative of TME to the foregoing effect.

Article VII

INDEMNIFICATION

SECTION 7.01    Survival.

(a)    The representations and warranties set forth in Article III and in Article IV shall survive the Closing for a period of eighteen (18) months following the Closing; provided, however, that the representations and warranties set forth in Section 3.01 (Corporate Organization), Section 3.02 (Authority), Section 3.03(a) (Capitalization), Section 3.03(f) (Title to Acquired TME Shares), Section 3.03(h) (Title to Top-Up TME Shares), Section 4.01 (Corporate Organization), Section 4.02 (Authority), Section 4.03(a) (Capitalization) and Section 4.03(f) (Title to Acquired Spotify Shares) (collectively, the “Fundamental Representations”) shall each survive indefinitely.

(b)    All covenants and agreements of the Parties made in this Agreement which by their terms are required to be performed, in whole or in part, by such Person following the date of this Agreement shall each survive in accordance with their respective terms, and any claims for indemnification in respect of any breach of such covenants or agreements shall each survive the date of this Agreement until the expiration of the applicable statute of limitations (as that may have been extended).

(c)    The Parties agree that (i) in this Article VII they intend to shorten, in the case of the limited survival periods specified in this Section 7.01, the applicable statute of limitations period with respect to certain claims, (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of the applicable survival period specified in this Section 7.01 for such representation, warranty, covenant or agreement and (iii) any claims for indemnification for which notice is not timely made for purposes of this Article VII shall be expressly barred and are hereby waived; provided that, if any claim for indemnification asserted within any such survival period as herein provided shall have been timely made for purposes of this Article VII, the representation, warranty, covenant or agreement that is the subject of such claim, to the extent of such claim only, shall survive until such claim has been fully and finally resolved in accordance with the terms of this Agreement.

SECTION 7.02    Indemnification.

(a)    Subject to the provisions of this Article VII, from and after the Closing TME shall, to the extent permitted by applicable Law, indemnify, defend and hold harmless the Spotify Parties, their respective Affiliates and their and their respective Affiliates’ respective officers, directors, equity holders, employees, agents, attorneys and other representatives and their respective successors and permitted assigns (each, an “Spotify Indemnified Party”) from and against, and reimburse each Spotify Indemnified Party for, any and all Losses actually incurred or suffered by any Spotify Indemnified Party to the extent arising out of any of the following, without duplication:

(i)    any breach of any representation or warranty made by TME in this Agreement or in any certificate delivered by TME pursuant to Section 6.03(a); and

(ii)    any breach of, or failure by, the TME Parties to perform, any of their respective covenants, agreements or obligations set forth in this Agreement.

(b)    Subject to the provisions of this Article VII, from and after the Closing Spotify shall, to the extent permitted by applicable Law, indemnify, defend and hold harmless the TME Parties, their respective Affiliates and their and their respective Affiliates’ respective officers, directors, equity holders, employees, agents, attorneys and other representatives and their respective successors and permitted assigns (each, an “TME Indemnified Party”) from and against, and reimburse each TME Indemnified Party for, any and all Losses actually incurred or suffered by any TME Indemnified Party to the extent arising out of any of the following, without duplication:

(i)    any breach of any representation or warranty made by Spotify in this Agreement or in any certificate delivered by Spotify pursuant Section 6.02(a); and

(ii)    any breach of, or failure by, the Spotify Parties to perform, any of their respective covenants, agreements or obligations set forth in this Agreement.

SECTION 7.03    Limitations on Indemnification.

(a)    No individual claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) pursuant to Section 7.02(a)(i) or Section 7.02(b)(i) by a Spotify Indemnified Party or TME Indemnified Party, as applicable, may be asserted (and no Spotify Indemnified Party or TME Indemnified Party shall be entitled to indemnification with respect to any such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances)) unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) exceeds an amount equal to $500,000 (the “De Minimis Amount”), and any such individual claim (or series of related claims arising from substantially the same underlying facts, events or circumstances) for amounts less than the De Minimis Amount shall not be applied to or considered for purposes of determining whether the Basket has been satisfied or whether any of the caps set forth in this Section 7.03 have been satisfied.

(b)    Except in the case of a breach of any Fundamental Representation, no Indemnifying Party shall have any liability or obligation to any Spotify Indemnified Party or TME Indemnified Party, as applicable, under Section 7.02(a)(i) or Section 7.02(b)(i) unless and until the aggregate Losses incurred by all Spotify Indemnified Parties or TME Indemnified Parties, as applicable, thereunder exceed $12,000,000 (the “Basket”), in which case, any Indemnified Party shall be entitled to make a claim against the Indemnifying Party for any Losses from dollar one (but, for the avoidance of doubt, excluding any claims or series of related claims arising from substantially the same underlying facts, events or circumstances that do not exceed the De Minimis Amount).

(c)    The maximum aggregate liability of (i) TME to any Spotify Indemnified Party under Section 7.02(a)(i) (other than for breaches of the Fundamental Representations) and (ii) Spotify to any TME Indemnified Party under Section 7.02(b)(i) (other than for any breaches of the Fundamental Representations), in each case, shall be an amount equal to $500,000,000.

(d)    Without limiting Section 7.03(c), the maximum aggregate liability of (i) TME to any Spotify Indemnified Party under Section 7.02(a) and (ii) Spotify to any TME Indemnified Party under Section 7.02(b), in each case, shall be an amount equal to the TME Shares Purchase Price.

(e)    For purposes of applying the indemnification remedies provided in this Article VII, when calculating the amount of any Losses relating thereto, in each case, the representations and warranties made by the Indemnifying Party in this Agreement shall be considered and applied without regard to any reference as to materiality, TME Material Adverse Effect, Spotify Material Adverse Effect or similar materiality qualifications set forth therein.

(f)    The amount for which any Indemnifying Party shall be liable with respect to any Loss incurred by any Indemnified Party shall be reduced (i) to the extent that such Indemnified Party shall theretofore have actually realized any proceeds (net of any costs or expenses expended by such Indemnified Party in seeking such proceeds, including the present value of any increases in insurance premiums) recovered from third parties (including insurers) with respect to such Loss or any of the events, conditions, facts or circumstances resulting in such Loss and (ii) by the amount of any net Tax Benefit realized by such Indemnified Party (provided, however, that such Tax Benefit is actually recognized in the tax year prior to or in which the Loss is incurred). If an Indemnified Party shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss pursuant to this Article VII and shall subsequently receive, directly or indirectly, such proceeds, then such Indemnified Party shall promptly (and in any event within five (5) Business Days after receipt of such proceeds) pay to the Indemnifying Party the net amount of such proceeds or, if less, the amount of the indemnity payment that such Indemnified Party received or has had paid on its behalf pursuant to this Article VII. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements other than this Agreement for any Losses to the same extent such Party would if such Losses were not subject to indemnification, compensation or reimbursement hereunder.

(g)    An Indemnified Party shall be deemed to recognize a “Tax Benefit” with respect to a taxable year only if, and to the extent that, such Indemnified Party’s liability for income taxes in such taxable year, calculated by excluding any tax deductions or tax credits attributable to the Loss with respect to which it has been indemnified, exceeds the Indemnified Party’s actual liability for income taxes in such taxable year.

(h)    For purposes of applying the indemnification remedies provided in this Article VII, a breach of any representation or warranty made by TME or Spotify shall not give rise to any indemnification claim hereunder to the extent, in the case of a breach of a representation or warranty made on the date of this Agreement, such breach results solely from the enactment of any Tax Law with retroactive effect after the date hereof and, in the case of a breach of a representation or warranty made as of the Closing Date, such breach results solely from the enactment of any Tax Law with retroactive effect after the Closing Date.

SECTION 7.04    Claims Procedure.

(a)    Notification by the Indemnified Party. If any Indemnified Party becomes aware of any fact, matter or circumstance that may give rise to a claim for indemnification under this Article VII, the Indemnified Party shall (at its own expense) as soon as reasonably practicable thereafter notify the Indemnifying Party in writing of any claim in respect of which indemnity may be sought under this Article VII, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (each, a “Third Party Claim”), setting out in reasonable detail the provisions under this Agreement on which such claim is based, the basis thereof (including, where the claim is the result of a Third Party Claim, reasonably available evidence of the Third Party Claim) and setting out in reasonable detail its estimate of the amount of Losses to the extent known and quantifiable which are, or are to be, the subject of the claim; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)    Cooperation by the Indemnified Party. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in defending against a Third Party Claim, if the Indemnifying Party elects to assume the defense pursuant to Section 7.04(c), at the Indemnifying Party’s expense.

(c)    Assumption of Defense of a Third Party Claim. Upon receipt of a written notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within fifteen (15) Business Days of the receipt of such notice of such Third Party Claim (or such lesser number of days set forth in such notice as may be required by court proceedings in the event of a litigated matter), assume the defense and control of any Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, that notwithstanding the foregoing, the Indemnified Party shall be entitled to retain or assume, as applicable, the defense and control of any Third Party Claim and hire its own counsel (and the reasonable fees and expenses of such counsel shall be borne by the Indemnifying Party) if (i) after assuming the defense and control of such Third Party Claim, the Indemnifying Party fails to actively and diligently pursue such Third Party Claim (after the Indemnified Party has notified the Indemnifying Party of such failure and the Indemnifying Party does not cure such failure within twenty (20) Business Days following receipt of such notice) or the Indemnifying Party withdraws from such defense or (ii) such Third Party Claim does not involve only monetary damages, is a criminal or quasi-criminal action or seeks any material injunction or other material equitable relief against any Indemnified Party; provided, further, that if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and, in the reasonable judgment of counsel to the Indemnified Party, the representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Party shall be entitled to participate in the defense with one separate counsel (and one additional separate local counsel in each applicable jurisdiction) at the expense of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge or entry of any judgment only involves the payment of monetary damages and does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and does not involve injunctive or other equitable relief, and the Indemnifying Party shall obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim.

(d)    The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party hereunder or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)    Direct Claims. Any action by an Indemnified Party on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than sixty (60) days after the Indemnified Party becomes aware of such Direct Claim; provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, the basis thereof and set forth the estimated amount, if reasonably obtainable and quantifiable, of the Losses that have been or may be suffered by the Indemnified Party (the “Losses Estimate”). The Indemnifying Party shall have thirty (30) days after the receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted such claim, in which case the Indemnifying Party shall be obligated to pay the Indemnified Party for such Direct Claim. If the Indemnifying Party contests the payment of the Losses Estimate, then the Indemnifying Party and the Indemnified Party shall use good faith efforts to arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days. If a mutually acceptable resolution cannot be reached between the Indemnifying Party and the Indemnified Party within such 30-day period, then the applicable Person shall thereupon be entitled to pursue such remedies as may be available to it under this Agreement. Upon a reasonable request by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim hereby agrees to consult with the Indemnifying Party and use commercially reasonable efforts to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim; provided, that any costs, expenses or fees incurred in connection therewith shall be deemed to be Losses.

SECTION 7.05    Satisfaction of Indemnification Obligations.

(a)    Upon the final determination of the Indemnifying Party’s obligation to indemnify any Indemnified Party for any Losses pursuant to this Article VII, the Indemnifying Party shall be required, at the sole and exclusive election of Spotify (if TME is the Indemnifying Party) or TME (if Spotify is the Indemnifying Party), to either (i) make a cash payment to the Indemnified Party (or another Person designated by Spotify or TME, as applicable, in its sole and absolute discretion) by wire transfer of immediately available funds or (ii)(A) if TME is the Indemnifying Party, cause TME Hong Kong to sell, transfer, assign, convey and deliver to Spotify (or another Person designated by Spotify in its sole and absolute discretion) all or a portion of any Spotify Securities owned beneficially or of record by the Indemnifying Party or its controlled Affiliates in exchange and as consideration for the satisfaction of TME’s indemnification obligation for such Losses and (B) if Spotify is the Indemnifying Party, cause Spotify AB to sell, transfer, assign, convey and deliver to TME (or another Person designated by TME in its sole and absolute discretion) all or a portion of any TME Securities owned beneficially or of record by the Indemnifying Party or its controlled Affiliates in exchange and as consideration for the satisfaction of Spotify’s indemnification obligation for such Losses (it being understood that the Indemnified Party shall have the right to elect to have its Losses indemnified by a cash payment, the sale, transfer, assignment, conveyance and delivery of Spotify Securities or TME Securities, as applicable, or a combination thereof, in each case, to satisfy the aggregate amount of Losses that the Indemnified Party is entitled to be indemnified for hereunder).

(b)    For purposes of this Section 7.05, the number of Spotify Securities or TME Securities, as applicable, to be sold, transferred, assigned, conveyed and delivered to Spotify and TME, respectively, shall be calculated by dividing (i) the amount of the Indemnified Party’s Losses for which it is finally determined the Indemnified Party is entitled to indemnification under Section 7.02 and with respect to which the Indemnified Party has elected to repurchase Spotify Securities or TME Securities, as applicable, from the Indemnifying Party, by (ii)(A) if the Spotify Securities or TME Securities, as applicable, are publicly traded on a national securities exchange in the United States or a non-U.S. securities exchange, the volume weighted average of the price per Spotify Security or TME Security, as applicable, for the ninety (90) trading days ending on (and including) the trading day prior to the day of the final determination of the applicable indemnification claim in accordance with this Section 7.05, as obtained from Bloomberg L.P. (or, if not reported therein, from another authoritative source) and (B) if the Spotify Securities or TME Securities, as applicable, are not so publicly traded, the per share value of the Spotify Securities or TME Securities, as applicable (the “Per Share Value”) as of the day prior to the day of the final determination of the applicable Indemnifying Party’s obligation to indemnify any Indemnified Party for any Losses pursuant to this Article VII, determined by an internationally recognized valuation firm that is independent from the Indemnifying Party and the Indemnified Party and that shall be selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party (the “Expert”), which determination shall, absent manifest error, be conclusive, final, non-appealable and binding upon the Indemnifying Party and the Indemnified Party. The Indemnifying Party shall bear the fees and expenses of the Expert, and such fees and expenses shall be added to the amount of the Indemnified Party’s Losses referred to in the foregoing clause (i) for purposes of determining the number of Spotify Securities or TME Securities, as applicable, to be sold, transferred, assigned, conveyed and delivered to the Indemnified Party pursuant to this Section 7.05. The Indemnifying Party and the Indemnified Party shall provide reasonable cooperation to the Expert in determining the Per Share Value pursuant to this Section 7.05. Any sale, transfer, assignment, conveyance and delivery of any Spotify Securities or TME Securities, as applicable, under this Agreement shall be consummated promptly and in any event no later than ten (10) Business Days after the later of (x) the applicable claim for indemnification has been finally determined and (y) if applicable, the determination of the Per Share Value by the Expert.

(c)    Any claim, action, suit, arbitration or proceeding by or before any Governmental Body and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article VII when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Order has been entered into with respect to such claim, action, suit, arbitration or proceeding.

SECTION 7.06    Tax Treatment of Indemnification. The Parties agree to treat any indemnification made pursuant to this Article VII as an adjustment to the TME Shares Purchase Price or the Spotify Shares Purchase Price, as applicable, unless otherwise required by applicable Law.

SECTION 7.07    Exclusive Remedy. From and after the Closing, except in the case of a Willful Breach, the Parties hereby acknowledge and agree that, (i) the indemnification provisions of this Article VII shall be the sole and exclusive remedies of the Indemnified Parties with respect to any and all Losses arising from this Agreement or the transactions contemplated hereby, (ii) except as set forth in, and without limiting the provisions of, this Article VII and Section 9.14 (Specific Performance), neither TME Parties nor the Spotify Parties shall be liable or responsible in any manner whatsoever (whether for indemnification or otherwise) to any Indemnified Party for any breach of any representation or warranty of TME or Spotify made in this Agreement or any breach, nonfulfillment or default in the performance of any covenant or agreement of the TME Parties or the Spotify Parties in this Agreement and (iii) anything herein to the contrary notwithstanding, no breach of any representation or warranty of TME or Spotify made in this Agreement, or breach, nonfulfillment or default in the performance of any covenant or agreement of the TME Parties or the Spotify Parties in this Agreement shall give rise to any right on the part of any Indemnified Party, after the consummation of the transactions contemplated by this Agreement and the Other Transaction Agreements, to rescind this Agreement, any of the Other Transaction Agreements or any of the transactions contemplated hereby or thereby or to any further indemnification rights or monetary claims of any nature whatsoever in respect thereof (whether by contract, common law, Law or otherwise), all of which the Parties hereby waive. Nothing in this Section 7.07 shall limit any Party’s right to seek and obtain any equitable relief to which such Party may be entitled pursuant to Section 9.14 (Specific Performance).

SECTION 7.08    Contingent Liabilities. No Indemnifying Party shall be liable under this Article VII in respect of any Loss which is contingent unless and until such contingent Loss becomes an actual liability and is due and payable; provided, that a notice of a Third Party Claim or Direct Claim may be delivered hereunder prior thereto.

SECTION 7.09    No Waiver of Contractual Representations and Warranties. The Parties agree that the Indemnified Parties’ rights to indemnification under this Article VII for the representations and warranties set forth herein are part of the basis of the bargain contemplated by this Agreement, and the Indemnified Parties’ rights to indemnification shall not be affected or waived in any respect by virtue of (and the Spotify Parties and the TME Parties shall be deemed to have relied upon the representations and warranties set forth herein notwithstanding) any knowledge on the part of the Spotify Parties of any inaccuracy of any of the representations or warranties of TME and on the part of the TME Parties of any inaccuracy of any of the representations or warranties of Spotify, in each case, set forth in this Agreement, regardless of whether such knowledge was obtained through such Party’s own investigation or through disclosure by the other Party or any other Person, and regardless of whether such knowledge was obtained before or after execution and delivery of this Agreement.

SECTION 7.10    No Duplication. Any Losses subject to indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses.

SECTION 7.11    No Offset. No Indemnifying Party shall have any right to set off any payment due under this Agreement or any other agreement by or among the Parties (or their respective Affiliates) against any other payments to be made pursuant to this Agreement, any such other agreement or otherwise.

Article VIII

TERMINATION

SECTION 8.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of the Parties;

(b)    by either TME by written notice to Spotify or by Spotify by written notice to TME, in the event that any Governmental Body having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Injunction which shall have become final and non-appealable;

(c)    by either TME by written notice to Spotify or by Spotify by written notice to TME, in the event that the Required Shareholder Approval shall not have been obtained at the TME Shareholders Meeting;

(d)    by Spotify by written notice to TME, in the event that the Closing shall not have occurred on or before December 19, 2017 (New York time) (the “Spotify Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to Spotify if any Spotify Party’s breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Closing by the Spotify Termination Date;

(e)    by TME by written notice to Spotify, in the event that the Closing shall not have occurred on or before January 8, 2018 (New York time) (the “TME Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to TME if any TME Party’s breach of, or failure to fulfill, any of its obligations under this Agreement has been the primary cause of, or primarily resulted in, the failure to consummate the Closing by the TME Termination Date;

(f)    by TME by written notice to Spotify, if (i) any Spotify Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and (ii) such breach would cause any of the conditions set forth in Section 6.02 not to be satisfied; provided, however, that TME shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if any TME Party is then in material breach of this Agreement that would result in any of the conditions set forth in Section 6.03 not to be satisfied; or

(g)    by Spotify by written notice to TME, if (i) any TME Party shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, and (ii) such breach would cause any of the conditions set forth in Section 6.03 not to be satisfied; provided, however, that Spotify shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if any TME Party is then in material breach of this Agreement that would result in any of the conditions set forth in Section 6.02 not to be satisfied.

SECTION 8.02    Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of any Party except that nothing herein shall relieve any Party from liability for any Willful Breach of this Agreement that occurred before such termination and the terms of this Section 8.02, Section 5.06 (Confidentiality) and Article IX (Miscellaneous) shall survive any such termination.

Article IX

MISCELLANEOUS

SECTION 9.01    Expenses and Taxes. Each Party shall bear its own costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall bear its own Taxes assessed or incurred in connection with the consummation of the transactions contemplated by this Agreement in accordance with applicable Laws.

SECTION 9.02    Publicity. Any initial press release or releases made by, or caused to be made by, any Party with respect to the execution and delivery of this Agreement shall be jointly agreed upon by the Parties. Following such initial press release or releases, neither Party shall make, or cause to be made, any additional press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, except to the extent required by applicable Law (including applicable securities Laws) or applicable securities exchange regulation; provided, however, that the Parties may make any press release or other public announcement (including to analysts, investors or other attending industry conferences or analyst or investor conference calls) to the extent that such release or announcement contains no information in respect of this Agreement or the transactions contemplated by this Agreement other than information in respect of this Agreement or the transactions contemplated by this Agreement previously publicly disclosed in accordance with this Section 9.02 and is otherwise consistent in all material respects with previous statements made by the Parties in accordance with this Section 9.02.

SECTION 9.03    Amendment. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by all of the Parties.

SECTION 9.04    Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received if transmitted by electronic mail (with confirmation of receipt by the recipient, which confirmation shall be promptly delivered by the recipient if so requested by the sender in the applicable notice or other communication), on the Business Day after the date on which such notice is sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	If to TME or TME Hong Kong, to:

Tencent Music Entertainment Group

7F, China Technology Trade Center

NO.66 North 4th Ring West Road

Hai Dian District, Beijing

P.R.China 100080

Attention:        Hsiang Zhao

E-mail:            [             ]

with a copy (which copy alone shall not constitute notice) to:

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road, 18/F

Hong Kong

Attention:    Miranda So

Email:          [            ]

(b)	If to Spotify or Spotify AB, to:

Spotify AB

attn. Corporate Legal

Birger Jarlsgatan 61

113 56 Stockholm

Sweden

[            ]

with a copy (which copy alone shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:    Alan M. Klein

                    Sebastian Tiller

E-mail:        [             ]

                    [             ]

SECTION 9.05    Waivers. Any Party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving Party. The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

SECTION 9.06    Successors and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.

SECTION 9.07    No Third-Party Beneficiaries. Except as otherwise expressly provided in Article VII with respect to the Indemnified Parties (which shall be express third party beneficiaries with respect to Article VII), this Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 9.08    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SECTION 9.09    Entire Understanding. This Agreement (including the TME Disclosure Letter and the Spotify Disclosure Letter), the Confidentiality Agreement and the Other Transaction Agreements set forth the sole and entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and thereby and all inducements to the making of this Agreement relied upon by the Parties and supersede any and all prior representations, warranties, agreements, arrangements and understandings, both written and oral, among the Parties relating to the subject matter of this Agreement, the Confidentiality Agreement and the Other Transaction Agreements (including that certain non-binding term sheet, dated August 21, 2017, by and among the Parties).

SECTION 9.10    Governing Law. Except to the extent that mandatory provisions of the Laws of Luxembourg are applicable, this Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

SECTION 9.11    Arbitration. All disputes, controversies or claims arising out of or in connection with this Agreement shall be resolved by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) by three (3) arbitrators appointed in accordance with the Rules of Arbitration of the ICC. The claimant(s) shall nominate one (1) arbitrator in the request for arbitration. The respondent(s) shall nominate one (1) arbitrator in the answer to the request. The two (2) arbitrators nominated by the claimant and the respondent may be nationals of any country. The two (2) party-nominated arbitrators shall then attempt to agree, in consultation with the claimant(s) and the respondent(s), upon the nomination of a third (3rd) arbitrator to act as president of the tribunal. If the third (3rd) arbitrator has not been nominated within thirty (30) days of the date of the appointment of the second (2nd) arbitrator, the third (3rd) arbitrator shall be nominated by the ICC International Court of Arbitration. The third (3rd) arbitrator and president of the tribunal shall not be a national of the PRC or Sweden. The place of arbitration shall be Wilmington, Delaware, United States of America. The language of the arbitration shall be English.

SECTION 9.12    Counterparts. Each of this Agreement and the Other Transaction Agreements may be executed (including by e-mail delivery of a portable document format (“.pdf”) file) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

SECTION 9.13    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.14    Specific Performance. The Parties recognize, acknowledge and agree that the breach or violation of this Agreement by a Party would cause irreparable damage to the other Party and that none of the Parties has an adequate remedy at Law. Unless and until this Agreement has been terminated in accordance with its terms, each Party shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement, and appropriate injunctive relief may be applied for and granted in connection therewith. A Party seeking an order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions hereof shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each Party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any action is brought by any Party to enforce this Agreement, the other Parties shall waive the defense that there is an adequate remedy at Law.

SECTION 9.15    Interpretation.

(a)    The table of contents and headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any exhibit or schedule to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one of the Parties. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. The words “hereof,” “herein”, “hereby”, “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to documents or other materials that were delivered, provided or made available to any Party shall include any such document or material (i) posted to, as applicable, (A) the virtual data room hosted by Intralinks, to which TME has provided access for review by the Spotify Parties or (B) the virtual data room hosted by Merrill Datasite, to which the Spotify Parties have provided access for review by the TME Parties, in each case, prior to the date hereof, or (ii) otherwise made available to such Party or any of its Representatives (electronically or otherwise) prior to the date hereof. All references to “Section”, “Sections”, “Article”, “Articles”, “Exhibit” or “Exhibits” refer to the corresponding Section, Sections, Article, Articles, Exhibit or Exhibits of this Agreement. The word “including” shall mean “including without limitation”. “Extent” in the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if”. The word “or” is used in the inclusive sense of “and/or”. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All reference to any Law means such Law as amended from time to time and shall include any successor legislation thereto and any rules and regulations promulgated thereunder.

(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific fact or item in the TME Disclosure Letter or the Spotify Disclosure Letter is intended or will be deemed to imply that such amount, or higher or lower amounts, or the fact or item so included or other facts or items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any fact, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific fact, item or matter in the TME Disclosure Letter or the Spotify Disclosure Letter is intended or will be deemed to imply that such fact, item or matter, or other facts, items or matters, are or are not in the Ordinary Course of Business. The inclusion of any fact or item in the TME Disclosure Letter or the Spotify Disclosure Letter shall not constitute, or be deemed to be, an admission by any Party to any third party of any fact, item or matter whatsoever (including any violation, noncompliance with, or liability or obligation under, applicable Law, other requirement or breach of Contract). Certain facts, items and matters disclosed in the TME Disclosure Letter and the Spotify Disclosure Letter have been disclosed for informational purposes only. No general disclosure in any particular Section in the TME Disclosure Letter or the Spotify Disclosure Letter shall be limited by any more specific disclosure in either that particular Section or any other Section of the TME Disclosure Letter or the Spotify Disclosure Letter, respectively, unless a contrary intention is expressly stated.

(c)    The Parties agree that, notwithstanding anything to the contrary in this Agreement or the TME Disclosure Letter, the information set forth in the TME Disclosure Letter under the heading of “Section 5.18 of the Spotify Investor Agreement” (i) is provided therein solely for the purpose of Section 5.18 of the Spotify Investor Agreement, (ii) shall not be deemed as any representation or warranty made by any TME Party or disclosure by any TME Party pursuant to this Agreement, and (iii) no TME Party shall have any indemnification obligation pursuant to Article VII with respect to any information set forth in the TME Disclosure Letter under the heading of “Section 5.18 of the Spotify Investor Agreement” or “Annex 5.18 of the Spotify Investor Agreement” solely by reason of the inclusion of such information under such heading.

SECTION 9.16    Changes in Capital Stock. Wherever in this Agreement there is a reference to a specific number of Spotify Shares or TME Shares, then upon the occurrence of any stock split, stock dividend or distribution (excluding, for the avoidance of doubt, the TME Shares Distribution), or any change in the capital stock of Spotify or TME, as applicable, by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like with an effective or record date from the date hereof until the Closing, the specific number of such shares so referenced in this Agreement shall be proportionately adjusted to reflect effect on the Spotify Shares or TME Shares by such events.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

Tencent Music Entertainment Group
(腾讯音乐娱乐集团)

By:	/s/ PANG Kar Shun Cussion
Name:	PANG Kar Shun Cussion
Title:	Director

Tencent Music Entertainment Hong Kong Limited

By:	/s/ PANG Kar Shun Cussion
Name:	PANG Kar Shun Cussion
Title:	Authorized Signatory

Spotify Technology S.A.

By:	/s/ Peter Grandelius
Name:	Peter Grandelius
Title:	Authorized Signatory and Associate General Counsel

Spotify AB

By:	/s/ Peter Grandelius
Name:	Peter Grandelius
Title:	Authorized Signatory and Associate General Counsel

[Signature Page to Share Subscription Agreement]